Exhibit 10.77

A MARK OF *** IN THE TEXT OF THIS EXHIBIT INDICATES THAT CONFIDENTIAL MATERIAL HAS BEEN OMITTED.  THIS EXHIBIT, INCLUDING THE OMITTED PORTIONS, HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934.

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is entered into as of March 9, 2007 by and among The Secura Group, L.L.C., a Delaware limited liability company (“Seller”), LECG, LLC, a California limited liability company (“Purchaser”), LECG Corporation, a Delaware corporation (“Parent”), Jeffrey M. Curry (“Curry”), William M. Isaac (“Isaac”), Daniel T. Krabill (“Krabill”), Wendi Lonnquist (“Lonnquist”), Margaret L. Maguire (“Maguire”), John H. Maher (“Maher”), Michael A. Mancusi (“Mancusi”), Walter J. Mix, III (“Mix”), Mary T. Somerville (“Somerville”), and Leeto J. Tlou (“Tlou”).  Curry, Isaac, Krabill, Lonnquist, Maguire, Maher, Mancusi, Mix, Somerville, and Tlou are individually referred to herein each as a “Member” and collectively as the “Members.”  Seller and the Members are collectively referred to in this Agreement as the “Seller Parties.”

RECITALS

A.                                    Seller provides expert, consulting and regulatory compliance services in the financial services industry (the “Business”).

B.                                    Seller desires to sell to Purchaser, on the terms and conditions set forth in this Agreement, substantially all of the assets of Seller used in the Business.

C.                                    Purchaser desires to purchase substantially all of the assets of Seller used in the Business and is prepared to assume certain specified liabilities and obligations of Seller on the terms and conditions set forth in this Agreement.

D.                                    The Members own all of the equity interests in Seller to the extent provided herein, and desire that the transactions described in this Agreement be consummated.

E.                                      In connection with the purchase and sale of substantially all of the assets of Seller, Purchaser will also retain the services of each Member except for Maguire (each Member other than Maguire, a “Secura Director”) pursuant to the terms of a Director Agreement to be entered into by and between each Secura Director and Purchaser as of the Closing Date in substantially the form of Exhibits A-1 through A-9 attached to this Agreement (each, a “Director Agreement”), and Isaac and Mancusi will become “Managing Directors” of Purchaser (as that term is used by Purchaser).

AGREEMENT

In consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.                                      Certain Definitions.

As used in this Agreement, the following terms will have the meanings indicated.

“1933 Act” means the federal Securities Act of 1933, as amended, and the respective rules and regulations promulgated thereunder.

“1934 Act” means the federal Securities Exchange Act of 1934, as amended, and the respective rules and regulations thereunder.

“Accounts Receivable” has the meaning given in Section 2.2.6.

“Additional Payment” has the meaning given in Section 3.3.1.

“Additional Payment Accounting” has the meaning given in Section 3.3.4.

“Additional Payment Computation” has the meaning given in Section 3.3.6.

“Additional Payment Period” has the meaning given in Section 3.3.1.

“Agreement” has the meaning given in the Preamble to this Agreement.

“Allocation Schedule” has the meaning given in Section 3.2.

“Assignment and Assumption Agreement” has the meaning given in Section 2.3.

“Assumed Liabilities” has the meaning given in Section 2.3.

“Business” has the meaning given in Recital A to this Agreement.

“Cause” means any of the following grounds for termination by Purchaser of the employment of any Secura Director: (i) the commission of a felony, as determined by a court of competent jurisdiction; (ii) the commission of any willful act involving dishonesty or fraud with respect to Purchaser or Parent or involving illegal harassment of or discrimination against any employee of Purchaser or Parent; (iii) willful misappropriation of funds or assets of Purchaser or Parent for personal use; (iv) failure to comply with material written policies of LECG (such as human resources or conflict check policies) that is not cured within 30 days after written notice from Purchaser describing the failure to perform and demanding immediate performance; provided, however, that if a cure is not practical within 30 days, and the Secura Director commences to effect a cure within the foregoing 30-day period, he or she will be permitted reasonable additional time to cure so long as  he or she diligently continues to seek to effect a cure; (v) gross negligence or willful misconduct in the performance of material duties under that Secura Director’s Director Agreement that is capable of cure and is not cured within 10 days after written notice from Purchaser describing such

A mark of *** on this page indicates that confidential material has been omitted.  This Exhibit, including the omitted portions, has been filed separately with the Secretary of the Securities and Exchange Commission pursuant to an application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

negligence or misconduct; provided, however, that if a cure is not practical within 10 days, and the Secura Director commences to effect a cure within the foregoing 10-day period, he or she will be permitted reasonable additional time to cure so long as he or she diligently continues to seek to effect a cure; (vi) a material breach of this Agreement that involves fraud; (vii) a material breach of Section 4 of this Agreement that is not cured within 30 days after written notice from Purchaser describing that breach; or (viii) a material willful breach of Purchaser’s Corporate Code of Conduct, as may be amended by Purchaser and provided in writing to the Secura Director from time to time.  A copy of Purchaser’s Corporate Code of Conduct in effect as of the Closing Date is attached to this Agreement as Exhibit B.

“Client Prepaid Balance” has the meaning given in Section 3.6.

“Closing” has the meaning given in Section 6.1.

“Closing Date” has the meaning given in Section 6.1.

“Closing Payment” has the meaning given in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Colton” has the meaning given in Section 10.6.

“Contracts” has the meaning given in Section 7.9.

“Cost of Services” for a particular period of time means ***.

“Curry” has the meaning given in the Preamble to this Agreement.

“Delivery Instructions” has the meaning given in Section 3.3.5.

“Director Agreement” has the meaning given in Recital E to this Agreement.

“Disagreement Notice” has the meaning given in Section 3.3.6.

“Dispute” has the meaning given in Section 21.

“Documents” has the meaning given in Section 2.1.10.

“Enforceability Limitations” means (i) bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting or limiting the enforcement of creditors’ rights generally and (ii) the discretion of the appropriate court with respect to specific performance, injunctive relief or other equitable remedies.

A mark of *** on this page indicates that confidential material has been omitted.  This Exhibit, including the omitted portions, has been filed separately with the Secretary of the Securities and Exchange Commission pursuant to an application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

“Employee Benefit Plan” means all plans, contracts, schemes, programs, funds, commitments or arrangements providing money, services, property, or other benefits, whether written or oral, formal or informal, qualified or non-qualified, funded or unfunded and including any that have been frozen or terminated, which pertain to any employee, former employee, partner, consultant or independent contractor of Seller and identified on Schedule 7.13.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Errors and Omissions Tail Policy” has the meaning given in Section 11.5.

“Escrow Account” has the meaning given in Section 6.3.1.

“Escrow Agent” has the meaning given in Section 6.3.1.

“Escrow Agreement” has the meaning given in Section 6.3.1.

“Excluded Assets” has the meaning given in Section 2.2.

“Excluded Liabilities” has the meaning given in Section 2.4.

“Financial Statements” has the meaning given in Section 7.5.

“Fixed Assets” has the meaning given in Section 2.1.1.

“Fraud” means actual fraud, as defined in Section 1572 (or any successor provision thereto) of the California Civil Code.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Body” means any foreign, federal, state, local or other governmental authority or regulatory body.

“Gross Margin” means ***.  Gross Margin will be expressed as a percentage.  A sample calculation of Gross Profit, Revenue, Cost of Services and Gross Margin is attached hereto as Exhibit C.

“Gross Profit” means ***.

“Hired Employees” has the meaning given in Section 5.2.

“Independent Firm” has the meaning given in Section 3.3.6.

“Intellectual Property Rights” means (a) all trademarks, service marks, trade dress, logos, trade names, domain names and corporate names, together with all translations, adaptations, derivations and combinations thereof, and all applications, registrations and renewals in connection therewith, (b) all copyrightable works, all copyrights, software, and all applications, registrations and renewals in connection therewith, (c) all trade secrets and confidential business information (including, without limitation, all research, techniques, models, databases, specifications, customer and supplier lists, pricing and cost information, means and methods of doing business, and business and marketing plans and proposals), (d) all proprietary rights, databases and computer models, (e) all copies and tangible embodiments of the foregoing (in whatever form or medium), and (f) any remedies against infringements of the foregoing and rights to protection of interest in the foregoing under the laws of all jurisdictions (including foreign jurisdictions), if any.

“Interim Financial Statement” has the meaning given in Section 7.5.

“Interim Financial Statement Date” has the meaning given in Section 7.5.

“Isaac” has the meaning given in the Preamble to this Agreement.

“Knowledge” of Seller or the Members means facts or matters actually known by one or more Members; Knowledge of Purchaser means facts or matters actually known by one or more executive officers or directors of Purchaser or Parent.

“Krabill” has the meaning given in the Preamble to this Agreement.

“Liens” means, collectively, any mortgage, pledge, conditional sales contract, lien, security interest, right of possession in favor of any third party, claim or encumbrance.

“Leases” has the meaning given in Section 2.1.11.

“Lease Assignment” has the meaning given in Section 6.2.7.

“Lonnquist” has the meaning given in the Preamble to this Agreement.

“Losses” has the meaning given in Section 14.1.

“Maguire” has the meaning given in the Preamble to this Agreement.

“Maher” has the meaning given in the Preamble to this Agreement.

“Mancusi” has the meaning given in the Preamble to this Agreement.

A mark of *** on this page indicates that confidential material has been omitted.  This Exhibit, including the omitted portions, has been filed separately with the Secretary of the Securities and Exchange Commission pursuant to an application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

“Material,” or any variation thereof, means, with respect to an obligation, contract, commitment or Lien, any obligation, contract, commitment or Lien that requires a future expenditure of more than *** or that resulted in an expenditure of more than *** in the most recent calendar year based on records reasonably available as of the date of this Agreement.

“Material Adverse Change” or “Material Adverse Effect” means a material adverse change in, or effect on, the business, assets (including intangible assets), financial condition or results of operations, taken as a whole, of Seller, Purchaser, or Parent, as applicable; provided, that none of the following (individually or in combination) will be deemed to constitute, or will be taken into account in determining whether there has been or would be, a Material Adverse Change or Material Adverse Effect:  any event, violation, inaccuracy, circumstance or other matter resulting primarily from or relating primarily to (directly or indirectly) (i) general economic changes in conditions affecting the industry in which the Seller or Purchaser, as applicable, participates or in the United States economy as a whole, except to the extent disproportionately affecting that party relative to other participants in that party’s industry, or (ii) the announcement or pendency of the transactions contemplated by this Agreement.

“Mediation Notice” has the meaning given in Section 21.

“Mediator” has the meaning given in Section 21.

“Member” and “Members” have the meaning given in the Preamble to this Agreement.

“Member Percentage Interest” means the ownership percentages set forth by the name of each Member in Schedule 3.1, which percentages are in accordance with the provisions of the Operating Agreement; provided, for the avoidance of doubt, that such percentages take no account of any claims or allegations advanced by Donald J. Orndorff.

“Mix” has the meaning given in the Preamble to this Agreement.

“Net Loss” has the meaning given in Section 14.4.1.

“New Hire” has the meaning given in Section 3.4.

“Non-solicitation Period” means ***.

“Operating Agreement” has the meaning given in Section 6.2.11.

“Owned IP Assets” has the meaning given in Section 2.1.3.

“Parent” has the meaning given in the Preamble to this Agreement.

A mark of *** on this page indicates that confidential material has been omitted.  This Exhibit, including the omitted portions, has been filed separately with the Secretary of the Securities and Exchange Commission pursuant to an application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

“Parent SEC Report” has the meaning given in Section 8.5.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended.

“Permitted Liens” means those Liens that Purchaser and Seller have mutually agreed will remain in place against the Purchased Assets as of the Closing Date, and which Liens are listed on Schedule 7.7 attached to this Agreement.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Body.

“Proposing Party” has the meaning given in Section 21.

“Protected Party” has the meaning given in Section 10.1.

“Purchase Price” has the meaning given in Section 3.1.

“Purchased Assets” has the meaning given in Section 2.1.

“Purchaser” has the meaning given in the Preamble to this Agreement.

“Purchaser Funds” has the meaning given in Section 10.4.2.

“Purchaser Indemnitee” has the meaning given in Section 14.1.1.

“Recipient” has the meaning given in Section 10.1.

“Restricted Activities” means the Business as operated by the Secura Directors on or prior to the Closing Date; provided, however, that providing services as an employee of a college, university or other educational institution or as an employee of a governmental agency will not constitute Restricted Activities.

“Restrictive Period” means ***.

“Retained Business Records” has the meaning given in Section 10.5.

“Revenue” for a particular period of time means ***.

“Revised Client Prepaid Balance” has the meaning given in Section 3.6.

“Secura Director” has the meaning given in Recital E to this Agreement.

“Secura Practice” means the client matters of any type attributable to any Secura Director, Seller Affiliate or a New Hire in accordance with Purchaser’s standard practice.

“Seller” has the meaning given in the Preamble to this Agreement.  References to “Seller” will be deemed to include its successors in interest, if any.

“Seller Affiliate” means a party affiliated with Seller as an employee or independent contractor at or prior to the Closing.   For example, an employee of the company at the Closing and an independent contractor who had provided services through Seller to Seller clients prior to the Closing, would both be deemed a Seller Affiliate; whereas an employee who is hired after the Closing and who had no prior affiliation with Seller would not be deemed a Seller Affiliate.

“Seller Funds” has the meaning given in Section 10.4.3.

“Seller Indemnitee” has the meaning given in Section 14.2.1.

“Seller Parties” has the meaning given in the Preamble to this Agreement.

“Seller Representative” means, collectively, the two Persons authorized by the Seller Parties to jointly give instructions, take actions, perform duties, respond to inquiries from Purchaser or Parent, and otherwise represent the interests of the Seller Parties for purposes of this Agreement.  The Seller Representative will be Isaac and Mancusi, until changed by advance written notice to Purchaser.  The Seller Parties will have the right to give written notice to Purchaser at any time, and from time to time, that the Seller Representative means only one Person.  All jointly made acts of the Seller Representative will be binding on the Seller Parties for all purposes, and Purchaser and Parent may rely on the authority of the Seller Representative, as so jointly expressed, for all purposes.  So long as the Seller Representative consists of two Persons, any instruction, notice or communication purportedly received from the Seller Representative that does not bear the two signatures of the Persons authorized to jointly serve as Seller Representative may be disregarded by Purchaser upon notice to both Seller Representatives (which notice may be sent electronically notwithstanding the provisions of Section 17 hereof), in which case it will have no force or effect until joint instructions signed by both authorized Persons are received.

“Somerville” has the meaning given in the Preamble to this Agreement.

“Tax” (and “Taxes”) means (i) any federal, state, local or foreign net income, alternative or add-on minimum, gross income, gross receipts, property, sales, use, transfer, gains, license, excise, employment, payroll, withholding or minimum tax; or (ii) any other tax custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty thereon, addition to tax or additional amount imposed by any taxing authority.

“Territory” means the locations within the United States and locations within other countries throughout the world, if any, where Seller conducts the Business as of the Closing Date.

“Third Person Licenses” means Seller’s licenses to third Person software and other technology used by Seller in connection with the Business as currently conducted, except for clickwrap or open source software and personal computers and servers.

“Tlou” has the meaning given in the Preamble to this Agreement.

“Transaction Documents” has the meaning given in Section 3.1.

“Transferred Business Records” has the meaning given in Section 10.5.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2102 et seq.

“Year-End Financial Statements” has the meaning given in Section 7.5.

2.                                      Sale And Purchase Of Assets.

2.1                               Purchased Assets.  Subject to the terms and conditions of this Agreement, on the Closing Date, Seller will sell, convey, assign, transfer and deliver to Purchaser and Purchaser will purchase, receive and accept delivery from Seller, free and clear of all Liens (other than Permitted Liens), all of Seller’s then existing properties and assets (other than the Excluded Assets) of every kind and nature, real, personal or mixed, tangible or intangible, wherever located, used in connection with the Business (collectively, the “Purchased Assets”), including, without limitation, all right, title and interest of Seller in, to and under:

2.1.1                        All equipment and physical plant, including, without limitation, furniture, furnishings, trade fixtures, leasehold improvements, computers, servers, telephone equipment and all other owned and leased tangible personal property used in the Business as listed on Schedule 2.1.1 attached to this Agreement and incorporated in this Agreement by this reference (the “Fixed Assets”);

2.1.2                        All of the assets reflected on the Interim Financial Statement, other than the Excluded Assets and those assets disposed of after the Interim Financial Statement Date in the ordinary course of business consistent with past practice;

2.1.3                        All Intellectual Property Rights owned, used by, and (in the case of copies and tangible embodiments of Intellectual Property Rights) in the possession of Seller in connection with the Business as currently conducted that are capable of assignment (the “Owned IP Assets”) and the goodwill associated therewith, including, without limitation, the trade names “Secura” and “Secura Group.”

2.1.4                        All of the Contracts, including, without limitation, the Third Person Licenses;

2.1.5                        All rights to payment as a consequence of (i) deposits and prepayments listed on Schedule 2.1.5 attached to this Agreement and incorporated in this Agreement by this reference, and (ii) refunds, rights of set off, rights of recovery, rights to payment or proceeds under contracts of insurance to the extent applicable to an Assumed Liability and claims or causes of action relating to the Purchased Assets that arise on or after the Closing (except for refunds of Taxes to the extent provided in Section 10.3); provided, however, that nothing in the foregoing will be construed to prevent Seller from asserting any such rights, claims or causes of action as a defense in any legal proceeding;

2.1.6                        Cash in an amount equal to the sum of (a) all client retainer balances that have been paid as of January 31, 2007 but not applied to work performed on or prior to January 31, 2007, as set forth in Schedule 2.1.6 and (b) payments received from clients for services that have not been rendered as of January 31, 2007, as set forth in Schedule 2.1.6, subject to adjustment through the Closing Date as provided in Section 3.6;

2.1.7                        All general intangibles used by the Business, including, without limitation, all corporate goodwill of Seller;

2.1.8                        All other assets of Seller used by the Business, whether or not reflected on the books or records of Seller or the Business;

2.1.9                        All creative materials, advertising and promotional materials used in connection with the Business, wherever stored or located;

2.1.10                  All files, documents, correspondence, studies, reports, books and records of Seller (including all data and other information stored on discs, tapes or other media), client lists, client records and credit data, computer programs, software, and hardware owned and used by Seller in connection with the Business (collectively, the “Documents”); and

2.1.11                  All rights and obligations of Seller under (i) that certain Office Lease dated March 22, 2006 by and between Seller, as tenant, and Tysons International Plaza I & II, L.P., as landlord, for the premises located at 1921 Gallows Road, 9th Floor, Vienna, Virginia , and (ii) that certain Office Lease Agreement (as amended) dated August 1, 2001 by and between Seller, as tenant, and EOP-550 South Hope Street, L.L.C., as landlord, for the premises located at 550 South Hope Street, Los Angeles, California (the leases described in clauses (i) and (ii) collectively, the “Leases”).

2.2                               Excluded Assets.  Notwithstanding the provisions of Section 2.1, the Purchased Assets will not include the following (collectively, the “Excluded Assets”):

2.2.1                        All membership interests (or other equity interests), certificates, books, and records relating to the formation, maintenance and existence of Seller as a limited liability company;

2.2.2                        All taxpayer and other identification numbers;

2.2.3                        All Tax returns filed by any Seller Party and associated Tax records;

2.2.4                        Any contracts, agreements or understandings between or among Seller and the Members;

2.2.5                        All Seller insurance policies and all prepaid expenses and deposits related thereto, subject, however, to Purchaser’s rights under Section 2.1.5 under claims-made insurance policies or the Errors and Omissions Tail Policy;

2.2.6                        All work in process and accounts receivable, including billable expenses, whether billed or unbilled, with respect to client work of Seller that has been performed as of the Closing Date (“Accounts Receivable”);

2.2.7                        Any rights in any matters that have been closed prior to the Closing Date, provided, however, that Purchaser will have the right to perform follow-on and related work with respect to such matters;

2.2.8                        All cash of Seller as of the Closing Date in excess of the cash amount specified in Section 2.1.6;

2.2.9                        All rights of Seller under this Agreement;

2.2.10                  All Retained Business Records;

2.2.11                  All rights to payment as a consequence of refunds, rights of set off, rights of recovery, and claims or causes of action relating to the Business (including Tax refunds) that are attributable to periods (or portions thereof) before the Closing; and

2.2.12                  All interests of Seller in or to E-cruit LLC or Secura Burnett Company.

2.3                               Assumed Liabilities.  On the Closing Date, Purchaser and Seller will enter into an assignment and assumption agreement in substantially the form attached to this Agreement as Exhibit D (the “Assignment and Assumption Agreement”) pursuant to which Seller will assign, and Purchaser will assume and agree to perform, discharge and

A mark of *** on this page indicates that confidential material has been omitted.  This Exhibit, including the omitted portions, has been filed separately with the Secretary of the Securities and Exchange Commission pursuant to an application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

satisfy, in accordance with their respective terms and subject to the respective conditions thereof, only the following obligations and liabilities of Seller (the “Assumed Liabilities”): (a) all liabilities and obligations of Seller incurred, attributable to or otherwise arising under the Contracts or the Leases on or after the Closing Date; (b) obligations and liabilities relating to client retainer balances that are transferred to Purchaser under Section 2.1.6; and (c) all other liabilities and obligations incurred on or after the Closing Date in connection with or arising from the conduct of the Business by Purchaser.

2.4                               Excluded Liabilities.  Notwithstanding anything to the contrary contained in this Agreement, Purchaser will not assume or be liable for, and Seller will retain and remain responsible for, all of Seller’s debts, liabilities and obligations, of any nature whatsoever, other than the Assumed Liabilities, whether accrued, absolute or contingent, whether known or unknown, whether due or to become due, whether related to the Purchased Assets, the Business, the Excluded Assets or otherwise, and regardless of when asserted (the “Excluded Liabilities”).  Without limiting the scope of Excluded Liabilities under this Section 2.4, Excluded Liabilities specifically include (a) any liabilities with respect to Taxes for which Seller is liable pursuant to Section 10.3 of this Agreement, including without limitation any Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or other Person, and any Taxes required to have been withheld under Section 1445 of the Code; (b) all liabilities and obligations of Seller arising out of or relating to any actions or omissions of employees, consultants, independent contractors and experts of any kind occurring before the Closing Date, including, without limitation, relating to acts or omissions in connection with the performance of services for clients of Seller and unlawful discrimination or harassment, (c) all liabilities and obligations of Seller arising out of or in connection with E-cruit LLC, Secura Burnett Company or any other subsidiary of Seller; (d) any costs and expenses incurred by the Seller Parties incident to the negotiation and preparation of this Agreement and their performance and compliance with the agreements and conditions contained in this Agreement; and (e) any liabilities in connection with any claims for conduct or agreements occurring prior to the Closing that are asserted by Donald J. Orndorff or Jack Pierce.

3.                                      Consideration.

3.1                               Purchase Price and Payment.  The purchase price for the Purchased Assets (the “Purchase Price”) is Nine Million Five Hundred Thousand Dollars ($9,500,000) (the “Closing Payment”), plus an amount equal to the Additional Payment, if any, made to Seller.  As partial consideration for the sale, assignment, transfer and delivery of the Purchased Assets, the assumption of the Assumed Liabilities, and the execution and delivery of this Agreement and any related documents referenced in this Agreement (collectively, the “Transaction Documents”) by Seller to Purchaser.  Purchaser will make the Closing Payment to Seller in cash at the Closing by (i) wire transfer of *** in immediately available funds pursuant to wire instructions that Seller

A mark of *** on this page indicates that confidential material has been omitted.  This Exhibit, including the omitted portions, has been filed separately with the Secretary of the Securities and Exchange Commission pursuant to an application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

will supply to Purchaser at least three (3) business days before the Closing Date and (ii) wire transfer of *** in immediately available funds to the Escrow Account pursuant to wire instructions that Purchaser shall obtain from the Escrow Agent at least three (3) business days before the Closing Date.  Distributions of the Closing Payment by Seller to the Members must be made in accordance with the Member Percentage Interests.

3.2                               Allocation of Purchase Price.  The Purchase Price for the Assets will be allocated as agreed by the parties.  Purchaser and Seller agree to prepare the allocation in a manner that is reasonable and in accordance with the requirements of Section 1060 of the Code, and the regulations promulgated thereunder (the “Allocation Schedule”), and that any Additional Payment will be allocated to goodwill unless otherwise required by GAAP.  After the Closing and following the receipt of any Additional Payment, and on any other occasion on which the purchase price is adjusted, Purchaser and Seller will each file Internal Revenue Service Form 8594, and all federal, state, local and foreign Tax returns, in accordance with the Allocation Schedule.  Purchaser and Seller each agree to provide the other promptly with any other information required to complete Form 8594.  With respect to any Tax returns filed by Seller, any Member, Purchaser or Parent, (i) no party will take a position on any Tax return (including IRS Form 8594), before any Tax Authority or in any judicial proceeding, that is in any way inconsistent with the Allocation Schedule without the written consent of both Seller and Purchaser or unless specifically required pursuant to a determination by an applicable Tax Authority; (ii) the parties will cooperate with each other in connection with the preparation, execution and filing of all Tax returns related to the Allocation Schedule; and (iii) the parties will promptly advise each other regarding the existence of any Tax audit, controversy or litigation related to such allocation.

3.3                               Additional Payment of Purchase Price.

3.3.1                        In addition to the Closing Payment set forth in Section 3.1, and subject to the conditions set forth in this Section 3.3, Purchaser will make a payment (the “Additional Payment”) to Seller in an amount of up to Two Million Five Hundred Thousand Dollars ($2,500,000) as soon as practical after the expiration of the period from the Closing Date through December 31, 2010 (the “Additional Payment Period”).

3.3.2                        Calculation of Additional Payment.  For purposes of calculating the compound annual growth rate of Revenue for this Section 3.3.2, Revenue for 2007 will be annualized (on the basis of a 365-day year) from the Closing Date through December 31, 2007.

(a)                                  If ***, the Additional Payment will not be earned or payable.

(b)                                 If ***, the Additional Payment will equal One Million Two Hundred Fifty Thousand Dollars ($1,250,000).

A mark of *** on this page indicates that confidential material has been omitted.  This Exhibit, including the omitted portions, has been filed separately with the Secretary of the Securities and Exchange Commission pursuant to an application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

(c)                                  If ***, the Additional Payment will equal Two Million Five Hundred Thousand Dollars ($2,500,000).

3.3.3                        Distribution of the Additional Payment (if earned and payable) by Seller to the Members must be made in proportion to the respective Member Percentage Interest of each Member.

3.3.4                        Within thirty (30) days after the end of each calendar month during the Additional Payment Period, Purchaser will issue a report to the Seller Representative that details for each of those periods (and cumulatively to date for the then-current calendar year) the calculation of Revenue, Cost of Services, Gross Profit, and Gross Margin (collectively, the “Additional Payment Accounting”).  Purchaser will pay all reasonable expenses in connection with the preparation of the Additional Payment Accounting and determination of the Additional Payment under this Section 3.3.4.

3.3.5                        As soon as practical after the expiration of the Additional Payment Period, Purchaser will provide to Seller the Additional Payment Accounting for the entire Additional Payment Period together with the Additional Payment (if earned pursuant to the terms of this Section 3.3), which will be paid in cash by Purchaser to Seller in accordance with written payment instructions (the “Delivery Instructions”) that Seller will provide to Purchaser within ten (10) days of Purchaser’s requesting the same.  The Delivery Instructions will specify the address (or addresses) to which a check (or checks) for such amount will be sent (or appropriate account and other information for purposes of delivery of such amount by wire transfer of immediately available funds).

3.3.6                        Seller or its designated agent may audit and/or inspect Purchaser’s records, books, accounts and other data relating to the calculation of the Additional Payment.  Seller must give Purchaser not less than ten (10) days’ written notice of its intention to conduct any such audit and may conduct no more than two such audits per calendar year.  Seller may also conduct an audit within thirty (30) days after receipt of the final Additional Payment Accounting and the Additional Payment (if any).  Any audit must occur during Purchaser’s regular business hours and must be conducted in a manner that is reasonably designed to minimize disruptions to Purchaser’s business operations.  All such audits will be conducted at Seller’s own cost and expense.  If within fifteen (15) days after completion of any audit pursuant to this Section 3.3.6, the Seller Representative delivers written notice to Purchaser that the Seller Parties disagree with the Additional Payment Accounting or the calculation of the Additional Payment (the “Disagreement Notice”), then Seller and Purchaser will attempt in good faith to determine mutually the correct Additional Payment Accounting or the amount of the Additional Payment, as applicable.  If Seller and Purchaser cannot in good faith mutually resolve their differences regarding the Additional Payment Accounting or the Additional Payment within fifteen (15) days after delivery of the Disagreement Notice (or such longer period as mutually agreed by Seller and Purchaser), then a reputable regional accounting firm, excluding the firm or firms that represent Purchaser and Seller, jointly

A mark of *** on this page indicates that confidential material has been omitted.  This Exhibit, including the omitted portions, has been filed separately with the Secretary of the Securities and Exchange Commission pursuant to an application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

selected by Seller and Purchaser (the “Independent Firm”), will determine the appropriate Additional Payment Accounting and/or compute the amount of the Additional Payment, as applicable (in either case, the “Additional Payment Computation”).  The Additional Payment Computation will be final, conclusive and binding on the parties to this Agreement.  If (i) the amount of the Additional Payment Accounting calculated under the Additional Payment Computation exceeds by more than 5% the amount of the Additional Payment Accounting as calculated and provided to Seller by Purchaser, (ii) the Additional Payment Computation indicates that the Additional Payment was due and payable when Purchaser had notified Seller that it was not, or (iii) the Additional Payment Computation indicates that a higher Additional Payment was due and Payable than Purchaser calculated and delivered to Seller, then Purchaser will reimburse Seller for the cost of the audit that led to the Disagreement Notice (notwithstanding anything in this Section 3.3.6 to the contrary) and will be responsible for the costs of performing the Additional Payment Computation.  Otherwise, Seller will be responsible for the costs of the Additional Payment Computation.  If the Additional Payment Computation indicates that the Additional Payment Accounting is less than that calculated by Purchaser, Purchaser may adjust its Additional Payment Accounting downward to match the Additional Payment Computation.  In the case of clause (ii) or (iii) above, Purchaser also will pay the difference to Seller between any Additional Payment made and the Additional Payment calculated under the Additional Payment Computation, plus accrued interest on such difference at six percent (6%) from the date the Additional Payment was originally due, in accordance with the Delivery Instructions no later than five (5) days following receipt of the Additional Payment Computation.  If the amount of the Additional Payment calculated under the Additional Payment Computation is less than the amount calculated under the Additional Payment Accounting, then Seller will reimburse Purchaser for the difference no later than five (5) days following receipt of the Additional Payment Computation.

3.4                               Operational Impact on Additional Payments.  ***

3.5                               Accounts Receivable.  Schedule 3.5 sets forth an accurate breakdown and aging of all Accounts Receivable, including a complete itemization of all related invoices, that have been billed as of January 31, 2007.  In order to also capture all Accounts Receivable as of the Closing Date, Seller will provide Purchaser, at Seller’s expense, with an updated Schedule 3.5, not later than the thirtieth (30th) day following the Closing Date.  Any amount of the Accounts Receivable collected by Purchaser will be remitted to Seller reasonably promptly following collection.

3.6                               Client Prepaid Balances.  Schedule 2.1.6 sets forth accurate balances for (a) all client retainer balances that have been paid as of January 31, 2007 but have not been applied to work performed on or prior to January 31, 2007 and (b) payments received from clients for services that have not been rendered as of January 31, 2007 ((a) and (b) collectively, the “Client Prepaid Balances”).  In order to also capture all work performed or services rendered as of the end of the business day immediately preceding the Closing Date to which client retainer balances or other prepayments from clients as of that date should be applied, Seller will provide Purchaser, at Seller’s expense, with a revised Schedule 2.1.6, not later than the thirtieth (30th) day following the Closing Date, setting forth accurate balances for (a) all client retainer balances that have been paid as of the end of the business day immediately preceding the Closing Date but are not applicable to work performed prior to the Closing Date and (b) payments received from clients for services that have not been rendered as of the Closing Date ((a) and (b) collectively, the “Revised Client Prepaid Balances”).  Reasonably promptly after Seller delivers the revised Schedule 2.1.6 to Purchaser, if the sum of the Client Prepaid Balances is greater than the sum of the Revised Client Prepaid Balances, Purchaser will pay Seller an amount equal to the difference between the sums or, if the Revised Client Prepaid Balances is greater than the sum of the Client Prepaid Balances, Seller will pay Purchaser an amount equal to the difference between the sums.

4.                                      Covenants Not To Compete; Non-Solicitation.

4.1                               Covenant of Secura Directors Not to Compete.

4.1.1                        In consideration for the Purchase Price to be paid by Purchaser under Section 3 of this Agreement, each Secura Director agrees that during the Restrictive Period:

(a)                                  he or she will not, directly or indirectly, within the Territory, engage in, or have any interest in any Person (whether as a securityholder, creditor or otherwise) that engages in, any Restricted Activities; and

(b)                                 he or she will not (i) other than on behalf of Purchaser,  solicit from any Person any business involving Restricted Activities, (ii) cause, induce, or attempt to cause or induce any client or other business relation of Purchaser that is attributable to the Secura Practice to cease doing business with Purchaser or to deal with any competitor of Purchaser or take any action with respect to any such client or other business relation that could reasonably be expected to interfere with its relationship with Purchaser, in each case in connection with the Restricted Activities, or (iii) cause, induce or attempt to cause or induce any client or other business relation of a Seller Party on the Closing Date or within the year preceding the Closing Date to cease doing business with Purchaser or to deal with any competitor of Purchaser or take any action with respect to any such client or other business relation that could reasonably be expected to interfere with its relationship with Purchaser, in each case in connection with the Restricted Activities.

4.1.2                        Each Secura Director acknowledges that the provisions of this Section 4.1 are reasonable and necessary to protect and preserve Purchaser’s legitimate business interests and the value of the Purchased Assets and to prevent any unfair advantage being conferred on any Secura Director.  Notwithstanding anything to the contrary contained in this Agreement, each Secura Director may own up to one percent (1%) of the capital stock or outstanding debt securities of any entity engaged in any Restricted Activities that is publicly traded, provided that he or she does not control, directly or indirectly, through one or more entities or groups (whether formal or informal), the voting or disposition of greater than one percent (1%) of the aggregate beneficial ownership interest of any such entity.

4.2                               Covenant of Seller Not to Compete.

4.2.1                        In consideration for the Purchase Price to be paid by Purchaser under Section 3 of this Agreement, Seller agrees that during the Restrictive Period:

(a)                                  it will not, directly or indirectly, within the Territory, engage in or have any interest in any Person (whether as a securityholder, creditor or otherwise) that engages in any Restricted Activities; and

(b)                                 it will not (i) solicit from any Person any business involving Restricted Activities, (ii) cause, induce, or attempt to cause or induce any client or other business relation of Purchaser that is attributable to the Secura Practice to cease doing business with Purchaser or to deal with any competitor of Purchaser or take any action with respect to any such client or other business relation that could reasonably be expected to interfere with its relationship with Purchaser, in each case in connection with the Restricted Activities, or (iii) cause, induce or attempt to cause or induce any client or other business relation of a Seller Party on the Closing Date or within the year preceding the Closing Date to cease doing business with Purchaser or to deal with any competitor of Purchaser or take any action with respect to any such client or other business relation that could reasonably be expected to interfere with its relationship with Purchaser, in each case in connection with the Restricted Activities.

4.2.2                        Seller acknowledges that the provisions of this Section 4.2 are reasonable and necessary to protect and preserve Purchaser’s legitimate business interests and the value of the Purchased Assets and to prevent any unfair advantage being conferred on Seller.  Notwithstanding anything to the contrary contained in this Agreement, Seller may own up to one percent (1%) of the capital stock or outstanding debt securities of any entity engaged in any Restricted Activities that is publicly traded, provided that Seller does not control, directly or indirectly, through one or more entities or groups (whether formal or informal), the voting or disposition of greater than one percent (1%) of the aggregate beneficial ownership interest of any such entity.

4.3                               Non-Solicitation.

4.3.1                        Each Secura Director agrees that he or she will not, directly or indirectly, during the Non-solicitation Period, solicit, hire, retain or attempt to hire or retain any employee of, or any independent contractor who has an exclusivity contract with, Purchaser or Parent, who is associated with the Secura Practice during the Additional Payment Period.  Each Secura Director acknowledges that this Section 4.3.1 is reasonable and necessary to protect and preserve Purchaser’s legitimate business interests and the value of the Purchased Assets and to prevent any unfair advantage being conferred on any Secura Director.

4.3.2                        Seller will not, directly or indirectly, during the Non-solicitation Period, solicit, hire, retain or attempt to hire or retain any employee of, or any independent contractor who has an exclusivity contract with, Purchaser or Parent, who is associated with the Secura Practice during the Additional Payment Period.   Seller acknowledges that this Section 4.3.2 is reasonable and necessary to protect and preserve Purchaser’s legitimate business interests and the value of the Purchased Assets and to prevent any unfair advantage being conferred on Seller.

4.4                               Separate Covenants.  The covenants contained in Sections 4.1, 4.2 and 4.3 are a series of separate covenants by each of the individual Secura Directors and by the Seller, respectively, for each state and each country in the Territory.  Except for geographic coverage, each separate covenant will be considered identical in terms to the covenant contained in Section 4.1, Section 4.2 and Section 4.3 respectively.  If, in any judicial proceeding, a court refuses to enforce any of the separate covenants, the unenforceable covenant or covenants will be eliminated from this Section 4 for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced.

5.                                      Transfer Of Employees And Employee Benefits.

5.1                               Workers’ Compensation.  Without limiting the scope of Excluded Liabilities under Section 2.4 of this Agreement, Seller will be responsible for any workers’ compensation claims based on injuries initially occurring prior to the Closing Date regardless of the date on which the claim was filed and for subsequent re-injuries if a claim for the initial injury was made prior to the Closing Date.  Seller will indemnify and hold Purchaser harmless against any and all losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and related expenses) arising out of or relating to all such claims in accordance with Section 14.1 of this Agreement.  All workers’ compensation claims currently filed against Seller are listed on Schedule 5.1.

5.2                               Transfer of Employees.  In addition to the employment of each Secura Director pursuant to the Director Agreements, as a condition of the Closing, Purchaser will offer employment to all other employees and independent contractors of Seller (excluding, for the avoidance of doubt, any purported employment or independent contractor relationship with Seller held by Donald J. Orndorff) with titles, responsibilities, compensation and benefits comparable to those currently provided by Seller to each such employee or independent contractor, subject to any adjustments that may be necessary to conform to Purchaser’s customary and usual employment policies and practices.  Notwithstanding the foregoing, Purchaser will not be obligated to provide continued employment to some administrative employees if their duties are redundant with those of Purchaser’s existing employees; Purchaser will identify such employees, if any, in consultation with Seller no later than thirty (30) days after the Closing Date.  In addition, Purchaser will have no continuing obligation after the Closing Date to continue the employment of any employee or to maintain the compensation of any employee at any particular level.  Those employees hired by Purchaser will be referred to in this Agreement as the “Hired Employees.”  Purchaser will provide Seller with a list of the Hired Employees no later than ten (10) days before the Closing.  On the Closing Date, Seller will terminate all of the Hired Employees and will ensure full and final payment to such Hired Employees of all salary, commissions, accrued bonuses, any severance payments and benefits (including accrued vacation and personal time off) payable as of the close of business on the day preceding the Closing Date.  Seller and Purchaser will cooperate to transition the Hired Employees to Purchaser’s benefit programs so as to minimize (to the extent reasonably possible) the loss of benefits of the Hired Employees.  Seller is solely responsible for any liability that may arise under the WARN Act as a result of any acts or omissions of Seller on or before the Closing Date, or the transactions contemplated by this Agreement (except as provided in the following sentence), and will indemnify, defend and hold Purchaser harmless from and against any and all such liabilities in accordance with Section 14.1 of this Agreement.  Purchaser is solely responsible for any liability that may arise under the WARN Act as a result of any acts or omissions of Purchaser after the Closing Date and any liability that may arise under the WARN Act as a result of the transactions contemplated by this Agreement to the extent that such liability would not have arisen had Purchaser complied fully with its obligations to extend offers of employment to Seller employees pursuant to this paragraph, and Purchaser will indemnify, defend and hold Seller harmless from and against any and all such liabilities in accordance with Section 14.2 of this Agreement.

5.3                               Employee Benefit Plans.  The parties to this Agreement agree that Purchaser will not have any liability or obligation to continue or to make any contribution or payment with respect to any Employee Benefit Plan identified in Schedule 7.13.  Seller will indemnify and hold Purchaser harmless against any and all losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and related expenses) arising out of or relating to any Employee Benefit Plan of Seller in accordance with Section 14.1 of this Agreement.

6.                                      The Closing.

6.1                               The Closing.  The “Closing” means the time at which Seller will effect the sale and transfer of the Purchased Assets in exchange for the Purchase Price to be delivered by Purchaser pursuant to Section 3 of this Agreement.  The Closing will occur on March 16, 2007 at the offices of Folger Levin & Kahn, LLP, 1900 Avenue of the Stars, Suite 2800, Los Angeles, California 90067, or at such other time on or prior to

March 31, 2007 or other place as the parties may mutually agree.  The “Closing Date” will be the date on which the Closing occurs.  The Closing will be effective for all purposes under this Agreement as of 12:01 a.m. local time on the Closing Date.

6.2                               Seller Party Deliveries at Closing.  Subject to fulfillment or waiver of the conditions set forth in Section 12, at the Closing the Seller Parties, as applicable, will execute and/or deliver to Purchaser all of the following:

6.2.1                        A Certificate of Seller dated the Closing Date, in form and substance reasonably satisfactory to Purchaser attaching a true and correct copy of an action of Seller authorizing the execution (by identified individuals) and performance of this Agreement and the other Transaction Documents to which Seller is a party, and the transactions contemplated hereby and thereby;

6.2.2                        A Bill of Sale in substantially the form attached to this Agreement as Exhibit E, duly executed by Seller;

6.2.3                        The Assignment and Assumption Agreement, duly executed by Seller;

6.2.4                        An opinion of counsel to the Seller in substantially the form attached to this Agreement as Exhibit F-1;

6.2.5                        An opinion of counsel with respect to the Seller Parties in substantially the form attached this Agreement as Exhibit F-2;

6.2.6                        The closing certificate contemplated by Section 11 of this Agreement;

6.2.7                        An Assignment of Lease in substantially the form attached to this Agreement as Exhibit H (the “Lease Assignment”), duly executed by Seller, for each of the Leases;

6.2.8                        The Director Agreements, duly executed by the applicable Secura Director;

6.2.9                        Evidence reasonably satisfactory to Purchaser that Seller has obtained the Errors and Omissions Tail Policy;

6.2.10                  The Escrow Agreement, duly executed by Seller and the Escrow Agent;

6.2.11                  A written agreement in a form subject to Purchaser’s reasonable approval, by and among the Members, Seller and the Isaac Trust (as defined in Seller’s Amended and Restated Limited Liability Company Operating Agreement (the

A mark of *** on this page indicates that confidential material has been omitted.  This Exhibit, including the omitted portions, has been filed separately with the Secretary of the Securities and Exchange Commission pursuant to an application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

“Operating Agreement”)) pursuant to which the parties agree that neither the Isaac Trust’s right pursuant to Section 7.2(a) of the Operating Agreement to acquire the membership interest of a Member upon that Member’s termination of employment with the Seller, nor the Members’ rights pursuant to Section 7.2(a) of the Operating Agreement to acquire the membership interest of a Member upon that Member’s termination of employment with Seller, nor Seller’s obligation pursuant to Section 7.2(a) of the Operating Agreement to acquire the membership interest of a Member upon that Member’s termination of employment with Seller shall apply to the Secura Directors’ or Maguire’s termination of employment with Secura in connection with the transactions contemplated by this Agreement;

6.2.12                  A written agreement in a form subject to Purchaser’s reasonable approval, by and among the Members and Seller, pursuant to which Seller waives any rights it may have under Article 10 of the Operating Agreement to restrict any Member’s activities in connection with that Member’s employment relationship with Purchaser after the Closing; and

6.2.13                  All other such executed endorsements, assignments and other instruments of transfer and conveyance consistent with the terms of this Agreement and as may reasonably be requested by Purchaser, in form and substance reasonably satisfactory to counsel for Purchaser, to effectively vest in Purchaser all of the right, title and interest of Seller in the Purchased Assets, free and clear of all Liens (other than Permitted Liens) including, without limitation, releases of the Purchased Assets from any lending arrangements and any related bank consents.

6.3                               Purchaser Deliveries at Closing.  Subject to fulfillment or waiver of the conditions set forth in Section 11, at the Closing Purchaser will execute and/or deliver (or cause Parent to deliver) to Seller all of the following:

6.3.1                        *** of the cash portion of the Purchase Price as provided in Section 3.1 by wire transfer of immediately available funds to the account designated by Seller in advance of the Closing Date;

6.3.2                        *** of the cash portion of the Purchase Price as provided in Section 3.1 by wire transfer of immediately available funds to an interest-bearing escrow account (the “Escrow Account”) to be established with a bank or trust company mutually agreed by Purchaser and Seller (the “Escrow Agent”) pursuant to an escrow agreement to be entered into among Purchaser, Seller and the Escrow Agent in substantially the form attached hereto as Exhibit M (the “Escrow Agreement”).  The Escrow Agreement will provide for the release of *** of the Escrowed Amount to Seller on the *** anniversary of the Closing Date, provided that an amount equal to any claims made by Purchaser under Section 14 before the *** anniversary of the Closing Date will be retained in the Escrow Account pending resolution of those claims pursuant to the terms of the Escrow Agreement.  The Escrow Agreement will further provide for the release of the remaining

A mark of *** on this page indicates that confidential material has been omitted.  This Exhibit, including the omitted portions, has been filed separately with the Secretary of the Securities and Exchange Commission pursuant to an application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

Escrowed Amount to Seller on the *** anniversary of the Closing Date, provided that an amount equal to any claims made by Purchaser under Section 14 before the *** anniversary of the Closing Date will be retained in the Escrow Account pending resolution of those claims pursuant to the terms of the Escrow Agreement.

6.3.3                        An Officer’s Certificate of Parent, dated the Closing Date, in form and substance reasonably satisfactory to Seller (i) attaching a true and correct copy of an action of Parent, acting in its capacity as the sole member and manager of Purchaser, authorizing the execution and performance of this Agreement and the other Transaction Documents by Purchaser, and the transactions contemplated hereby and thereby; and (ii) containing incumbency certificates for the individuals authorized to execute this Agreement and all related agreements on behalf of Purchaser;

6.3.4                        The Escrow Agreement, duly executed by Purchaser and the Escrow Agent;

6.3.5                        The Assignment and Assumption Agreement, duly executed by Purchaser;

6.3.6                        An opinion of counsel to the Purchaser in substantially the form attached to this Agreement as Exhibit G;

6.3.7                        The closing certificates contemplated by Section 12 of this Agreement;

6.3.8                        Each Lease Assignment, duly executed by Purchaser; and

6.3.9                        The Director Agreements, duly executed by Purchaser.

7.                                      Representation And Warranties Of Seller.

As an inducement to Purchaser and Parent to enter into this Agreement and to consummate the transactions contemplated in this Agreement, the Seller represents and warrants to Purchaser and Parent and agrees as follows:

7.1                               Organization and Valid Existence.  Seller is a limited liability company duly formed and existing in good standing under the laws of the State of Delaware.  Seller has all requisite limited liability company power and authority to own and operate its properties and assets, to enter into and perform this Agreement and the other Transaction Documents, and to carry on the Business as currently conducted.  Seller is duly qualified to do business as a foreign limited liability company and is in good standing in all jurisdictions wherein the character of the property owned or leased or the nature of the activities conducted by it makes such qualification necessary, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.  Schedule 7.1 provides a complete listing of all such jurisdictions.

7.2                      Authority of Seller.  The execution and delivery of this Agreement and the other Transaction Documents by Seller and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by Seller and the Members and no other consent or approval is required.  This Agreement has been duly and validly executed and delivered by each of the Seller Parties.  This Agreement and the other Transaction Documents, as applicable, constitute the valid and legally binding obligations of each Seller Party signatory thereto, enforceable against each Seller Party signatory thereto in accordance with their respective terms, except as may be limited by the Enforceability Limitations.

7.3                      Ownership of Seller Equity.  The Members own, beneficially or of record, all of the equity interests of Seller, excluding any assertion by Donald J. Orndorff that he owns an equity interest in Seller.

7.4                      No Violations.  Neither the execution and delivery of this Agreement or the other Transaction Documents, the consummation of any of the transactions contemplated hereby or thereby, nor the fulfillment of any of the terms of this Agreement, except to the extent disclosed in this Agreement or in any schedule to this Agreement, (i) will violate or conflict with the Certificate of Formation or the Operating Agreement of Seller or any other agreement between Seller and the Members, (ii) will result in any material breach of or any material default (including events of acceleration, termination or cancellation or loss of rights) under any provision of any Contract, or (iii) will result in a material violation of any statutes, laws, ordinances, rules, regulations or requirements of Governmental Bodies having jurisdiction over the Business or Seller.

7.5                      Financial Statements.  Seller has delivered to Purchaser Seller’s audited financial statements for the 2004 and 2005 fiscal years, and Seller’s unaudited financial statements for the 2006 fiscal year (collectively, the “Year-End Financial Statements”).  The Year-End Financial Statements present fairly the financial condition of Seller and the results of Seller’s operations for the periods indicated (subject, in the case of the unaudited financial statements for 2006, to normal year-end adjustments).  Seller has also delivered to Purchaser balance sheets and the statements of income of Seller for the one-month period ended January 31, 2007 (the “Interim Financial Statement Date”) (such statement to be referred to as the “Interim Financial Statement”).  The Interim Financial Statement presents fairly the financial condition of Seller as of the Interim Financial Statement Date, and the results of its operations for the period ended the Interim Financial Statement Date on a basis consistent with that of preceding periods; provided, however, that the Interim Financial Statement (i) is subject to normal year-end adjustments and (ii) lacks notes and other financial statement presentation items.  The Year-End Financial Statements and the Interim Financial Statement are sometimes collectively referred to in this Agreement as the “Financial Statements.”  The Financial Statements are collectively attached to this Agreement as Exhibit I;

7.6                               Absence of Certain Changes.  Except (i) as disclosed in the Financial Statements or in any Schedule delivered pursuant to this Agreement; (ii) for the execution and delivery of this Agreement and any applicable Transaction Document; and (iii) as set forth in Schedule 7.6, Seller has not since the Interim Financial Statement Date:

7.6.1                        Had any Material Adverse Change;

7.6.2                        Suffered any damage, destruction or loss of physical property (whether or not covered by insurance) that could reasonably be expected to have a Material Adverse Effect;

7.6.3                        Sold, transferred or otherwise disposed of, or agreed to sell, transfer or otherwise dispose of, any assets (other than cash) having a fair market value at the time of sale, transfer or disposition of $10,000 or more in the aggregate, other than in the ordinary course of business and consistent with past practice;

7.6.4                        Increased, or agreed to increase, the compensation or bonuses or special compensation of any kind of any Hired Employee over the rate being paid to them on the Interim Financial Statement Date, other than merit, incentive, and/or cost-of-living increases made in the ordinary course of business consistent with past practices of Seller and any discussions of possible future compensation arrangements with Purchaser, and no such increases are required by written agreement or, to the Knowledge of Seller, oral understanding; or adopted or increased any benefit under any insurance, pension or other employee benefit plan, program or arrangement made to, for, or with any such Hired Employee;

7.6.5                        Had any strike or work stoppage;

7.6.6                        Made any change in its accounting methods or practices with respect to its Business or the Purchased Assets; or

7.6.7                        Entered into any Material transaction not in the ordinary course of its Business consistent with past practice.

7.7                               Title to and Condition of Purchased Assets.  Seller has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets, free and clear of any Liens, except for the Permitted Liens.

7.8                               Real Estate.  The conduct of the Business on the premises to which the Leases pertain is not in violation of any law, statute, ordinance, rule or regulation of any Governmental Body in any Material respect (including, without limitation, those concerned with environmental or occupational safety standards).

7.9                               Contracts.  “Contracts” means all contracts, equipment leases, work orders, client engagement letters, retainer letters, fee agreements and other agreements or arrangements entered into by Seller with respect to the Business or to which the Purchased Assets may be subject.  Schedule 7.9 contains a complete list (and, in the case of oral agreements, contracts or leases, a summary of the material terms) of all Material Contracts and all client engagement letters, retainer letters, and fee agreements, Material or not, pursuant to which Secura has billed fees within the twelve months prior to Closing or, to the Knowledge of Seller, pursuant to which Secura has future obligations to perform billable work.  The Contracts are valid, binding and enforceable by Seller in accordance with their respective terms and are in full force and effect, except as may be limited by the Enforceability Limitations.  Seller has delivered to Purchaser true and complete copies of the Contracts listed in Schedule 7.9 and all client engagement letters, retainer letters and fee agreements, regardless of whether they are Material, and all amendments thereto, other than those oral agreements summarized on Schedule 7.9.  Seller has complied in all Material respects with all of the Contracts and is not in Material default under any of the Contracts.  To the Knowledge of Seller, no other party is in default in the observance or the performance of any Material term or obligation to be performed by it under any Contract listed in Schedule 7.9.

7.10                        Litigation.  Except as described on Schedule 7.10, there is no litigation, proceeding (arbitral or otherwise), claim or investigation of any nature pending or, to the Knowledge of Seller, threatened against Seller relating to either the Business or the Purchased Assets.  Except as described on Schedule 7.10, there are no writs, injunctions, decrees, arbitration decisions, unsatisfied judgments or similar orders outstanding against Seller relating to either the Business or the Purchased Assets.

7.11                        Intellectual Property.

7.11.1                  Schedule 7.11 contains an accurate and complete list of the Owned IP Assets that are registered or subject to an application for registration in Seller’s name (including domain names), all software licensed by Seller to third parties, all material logos currently used by Seller in the conduct of the Business, and all trade names under which the Business is operated.  Seller has delivered to Purchaser copies of all documents (if any) establishing Seller’s ownership of or rights to use the Owned IP Assets.

7.11.2                  Seller owns, or has a valid right to, use all Intellectual Property Rights that are Material to the Business as presently conducted.  Schedule 7.11.2 contains an accurate and complete list of Material Third Person Licenses, which are capable of assignment from Seller to Purchaser.

7.11.3                  There are no third Person claims pending or, to the Knowledge of Seller, threatened in writing, before any Governmental Body or court, against any Seller Party alleging that any of the Owned IP Assets infringe Intellectual Property Rights of any other Person.

7.11.4                  Seller’s rights in and to the Owned IP Assets are freely assignable, including the right to create derivative works, and to the Knowledge of Seller, Seller is not under any obligation to pay any royalty or other compensation to any third Person or to obtain approval or consent for use of licensing any of the Owned IP Assets.  Except as disclosed in Schedule 7.11, all of the interests of Seller in the Owned IP Assets are free and clear of all Liens, other than Permitted Liens, and to the Knowledge of Seller, are not currently being infringed in any way or challenged in any pending legal or administrative proceeding before any Governmental Body or court.  Except for licenses to clients in the ordinary course of business or as otherwise disclosed in Schedule 7.11, no Material current licenses or other rights for the use of the Owned IP Assets have been granted by Seller to any third Persons and Seller has no obligation to grant any such licenses or rights.

7.11.5                  To the Knowledge of Seller, no person (whether a current or former employee or independent contractor of Seller) is entitled to claim or has claimed prior to the date hereof under any statute, contract or otherwise for compensation or any other payment from the Seller in relation to any Owned IP Assets.

7.11.6                  Seller does not make any representation and warranty regarding the performance or functionality of any third Person software or technology licensed to Seller pursuant to the Third Person Licenses or regarding the performance or functionality of those items of Intellectual Property Rights that are standard, “off-the-shelf” items that Seller uses for word processing, accounting, database management, programming languages, development tools, office management, or similar functions.

7.12                        Compliance with Laws.  Except to the extent otherwise specifically referred to in this Agreement, Seller has at all times complied with, and is in compliance with, all federal, state, local and foreign statutes, laws, ordinances, regulations, rules, permits, judgments, orders or decrees applicable to Seller, the Business and the Purchased Assets, except where the failure to comply will not have a Material Adverse Effect.

7.13                        Employee Benefit Plans.  Schedule 7.13 contains a true and complete list of all Employee Benefit Plans maintained by Seller.  There has been no failure by such Employee Benefit Plans to comply with any applicable laws relating to labor and employee benefits, including, without limitation, any applicable provisions of ERISA and the Code, any laws relating to wages, termination pay, vacation pay, fringe benefits, collective bargaining and the payment and/or accrual of the same and all taxes, insurance and other costs and expenses applicable thereto, for which such failure Purchaser would be liable in any Material amount.

7.14                        Taxes.  Except as otherwise indicated in Schedule 7.14, there are no Tax liens on any of the Purchased Assets.  The Seller Parties have paid all Material Taxes that are due from them with respect to the Purchased Assets and have duly filed all Tax returns and reports required to be filed by them with respect to the Purchased Assets.

7.15                        Insurance.  Schedule 7.15 contains a complete listing of all Material policies of fire, liability, workmen’s compensation, directors and officers, errors and omissions and other forms of insurance owned or held by Seller.  Except for the Errors and Omissions Tail Policy, which policy will survive Closing for the period of time specified in Section 11.5, all such policies will remain in full force and effect at least up to and inclusive of the Closing Date.  Seller has provided Purchaser with a true and complete copy of the Errors and Omissions Tail Policy.

7.16                        Employment Matters.  Except as disclosed in Schedule 7.16, Seller has no unsatisfied liability to any previously terminated employee or independent contractor. All persons employed by Seller are employees at will (subject to the rights of Isaac under the Operating Agreement).

7.17                        Brokers.  Neither Seller nor any Person acting on its behalf has paid or become obligated to pay, any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

7.18                        Business Relations.  Except as otherwise indicated in Schedule 7.18, Seller has not received any written notice or, to the Knowledge of Seller, any oral notice that any client, supplier or vendor engaged in or doing business with Seller will cease to do business (other than as a result of completion of engagements or assignments commenced prior to the Closing Date) with Purchaser as a result of the consummation of the transactions contemplated hereby, except for any cessation that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  Except as otherwise indicated in Schedule 7.18, Seller has not, within the last twelve (12) months, received any written notice or, to the Knowledge of Seller, any oral notice that any client, supplier or vendor engaged in or doing business with Seller will cease to do business (other than as a result of completion of engagements or assignments commenced prior to the Closing Date) with Purchaser for any other reason, except for any cessation that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Within the last twelve (12) months, no Seller Party has received a written or oral notice of a Material dispute or problem, or Material dissatisfaction with Seller from any client of Seller.  To the Knowledge of Seller, the consummation of the transactions contemplated by this Agreement will not have a Material Adverse Effect on any relationships with any clients of Seller.

7.19                        Warranty; Nonbillable Work.  All services rendered by Seller have been in Material conformity with all applicable contractual commitments and all warranties, and Seller has no Material liability for damages in connection therewith.  Seller is not obligated to perform nonbillable client service work under the terms of any Contract in order to correct work previously performed that was incorrect or deficient, to complete work in excess of the fixed fee with respect to a particular project or otherwise, other than reasonable and customary efforts to maintain client satisfaction consistent with the size and scope of a particular project and consistent with maintaining the profitability of such project.  Except as set forth in Schedule 7.19, Seller is not a party to any fixed fee or capped price contracts or engagement arrangements involving work not completed prior to the Closing Date that if billed at Seller’s normal hourly rates would exceed $10,000 in annual revenues, nor does Seller have any outstanding offers, bids or proposals to perform any services on a fixed fee or capped basis exceeding such amount; provided, however, that Purchaser acknowledges that from time to time Seller provides estimated budgets to clients in connection with engagements and that the incurrence of fees and expenses beyond such estimated budgets are subject to client approval.

7.20                        Employees.  Except as otherwise indicated in Schedule 7.20, no key employee or group of employees has informed Seller that he, she, or they are unwilling to accept any offer of employment from Purchaser.

7.21                        Consents.  The execution, delivery and performance of this Agreement and the other Transaction Documents by each of Seller and (where applicable) each of the Members do not require the consent, approval authorization or act of, or the making by Seller or the Members of any declaration, filing or registration with, any Governmental Body or any other Person, including, in the case of the Members, a spouse of any of them, that applies to or binds Seller or any Member that has not been obtained or made or that will not have been obtained or made as of the Closing Date.

7.22                        Schedules.  Any information set forth in or attached to any Schedule delivered or required to be delivered pursuant to this Agreement is current as of the date of this Agreement unless otherwise specified in this Agreement or unless updated as required pursuant to Section 9.5, and will be deemed to constitute disclosure for any other Schedule delivered or to be delivered pursuant to this Agreement.

7.23                        Accuracy of Disclosure.  No representation or warranty made by Seller in this Section 7, and no exhibit, certificate, schedule, list or instrument prepared, made or delivered, or to be prepared, made or delivered, by or on behalf of a Seller Party pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained here in and therein not misleading.

7.24                        No Other Warranties or Representations.  EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 7 MADE BY SELLER AND SELLER ALONE, (I) NO SELLER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, CONCERNING THE PURCHASED ASSETS OR THE BUSINESS OR ITS ASSETS, LIABILITIES, OR OPERATIONS, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY AS TO VALUE,

QUANTITY, QUALITY, CONDITION, MERCHANTABILITY, SUITABILITY FOR USE, SALABILITY, OBSOLESCENCE, WORKING ORDER, VALIDITY OR ENFORCEABILITY OR AS TO ANY INFORMATION, DATA, STATEMENTS, FINANCIAL PROJECTIONS, OR OTHER MATERIALS PROVIDED DURING THE COURSE OF PURCHASER’S INVESTIGATIONS, AND (II) PURCHASER SPECIFICALLY ACKNOWLEDGES THAT NO WARRANTIES THAT ANY OF THE PURCHASED ASSETS ARE MERCHANTABLE OR FIT FOR ANY PARTICULAR PURPOSE ARE MADE OR SHOULD BE IMPLIED.

8.                                      Representations Of Purchaser And Parent.

As an inducement to the Seller Parties to enter into this Agreement and to consummate the transactions contemplated in this Agreement, Purchaser and Parent jointly and severally represent and warrant to the Seller Parties and agree as follows:

8.1                               Organization and Authority.  Purchaser is a duly formed limited liability company and is existing in good standing under the laws of the State of California.  Purchaser has all requisite limited liability company power and authority to own its properties and assets and to carry on its business as now conducted.  Purchaser has the limited liability company power to execute, deliver and perform this Agreement.  Parent is a corporation duly organized and existing in good standing under the laws of the State of Delaware, is qualified to do business in California, and has the requisite corporate power and authority to own its properties and assets and to carry on its business as now conducted.  Each of Purchaser and Parent is duly qualified to do business as a foreign limited liability company or corporation, as applicable, in all jurisdictions wherein the character of the property owned or leased or the nature of the activities conducted by it makes such qualification necessary, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

8.2                               Authorization of Agreement.  Purchaser and Parent each have the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Purchaser and Parent and the consummation by Purchaser and Parent of all obligations contemplated hereby have been duly authorized by all requisite limited liability company action on the part of Purchaser, and by all requisite corporate action on the part of Parent, and no other consent or approval is required.  This Agreement and the other Transaction Documents have been duly and validly executed and delivered by Purchaser and Parent.  This Agreement and the other Transaction Documents constitute the valid and legally binding obligations of Purchaser and Parent, enforceable against each of them in accordance with their respective terms, except as may be limited by the Enforceability Limitations.

8.3                               No Violations.  Neither the execution or delivery of this Agreement, the consummation of any of the transactions contemplated hereby, nor the fulfillment of any of the terms of this Agreement, except to the extent disclosed in this Agreement, (i) will violate or conflict with the Articles of Organization or Operating Agreement of Purchaser or the Certificate of Incorporation or Bylaws of Parent, (ii) will result in any material breach of or any default (including events of acceleration, termination or cancellation or loss of rights) under any provision of any contract or agreement to which Purchaser or Parent is a party or by which Purchaser or Parent is bound, or (iii) will result in a material violation of any statutes, laws, ordinances, rules, regulations or requirements of Governmental Bodies having jurisdiction over Purchaser or Parent.

8.4                               Litigation; Compliance with Law.  Except as otherwise disclosed in the Parent SEC Reports, there is no litigation, proceeding (arbitral or otherwise), claim or investigation of any nature, pending, or to Purchaser’s or Parent’s actual knowledge, threatened, against Purchaser or Parent that could reasonably be expected to have a Material Adverse Effect on Purchaser or Parent or to have any material effect on Purchaser’s or Parent’s ability to perform in accordance with the terms of this Agreement.

8.5                               SEC Filings.  Parent has filed, and has made available to the Seller Parties, true and complete copies of all forms, reports, schedules, statements, and other documents required to be filed by it under the 1933 Act and the 1934 Act (such forms, reports, schedules, statements and other documents are each referred to as a “Parent SEC Report”).  Each such filing complies in all material respects with all applicable federal or state securities laws and regulations.

8.6                               No Finder.  Neither Purchaser, Parent, nor any Person acting on their behalf has paid or become obligated to pay, any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

8.7                               Consents.  All consents, approvals, authorizations or acts of, or the making by Purchaser or Parent of any declaration, filing or registration with, any Governmental Body or any other Person that apply to or bind Purchaser or Parent and that are required to be obtained or made as of the Closing Date in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents, will have been obtained or made as of the Closing Date.

8.8                               Acknowledgements by Purchaser.  Purchaser acknowledges that in making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, other than reliance on the representations, warranties, covenants and obligations of Seller and the covenants of the Members explicitly set forth in this Agreement, Purchaser has relied solely upon its independent investigation, analysis and evaluation of the Business and of the transactions contemplated by this Agreement (including its own estimate and appraisal of the value of the Business and its financial conditions, assets, operations, and prospects).  Purchaser confirms to Seller that it has had full opportunity to discuss, ask questions, and obtain data regarding the Business, this

Agreement, and the transactions contemplated hereby with Seller and any other person authorized to act on behalf of Seller, and Purchaser is sophisticated, knowledgeable, and capable of evaluating the matters set forth above.

9.                                      Pre-Closing Covenants.

9.1                               Affirmative Covenants.  From the date of this Agreement until the Closing Date, the Seller Parties will, and will cause the employees of Seller, as applicable, to:

9.1.1                        Conduct the Business in ordinary course and in compliance with all legal requirements applicable to the Business;

9.1.2                        Pay all of the liabilities and Taxes of the Business incurred prior to the Closing Date when due, except for liabilities or Taxes being contested in good faith (which will be paid by Seller when due and will not become an Assumed Liability); and

9.1.3                        Maintain existing insurance coverages; use all commercially reasonable efforts to (i) preserve intact all rights of the Business to retain its employees; and (ii) maintain good relationships with its employees, clients, suppliers, and others having business dealings with the Business.

9.2                               Restrictions on Conduct of the Business Prior to Closing.  From the date of this Agreement until the Closing Date, no Seller Party, with respect to the Business, will, directly or indirectly, without Purchaser’s prior written consent:

9.2.1                        Enter into, create, incur or assume (i) any borrowings under capital leases or (ii) any other Material obligations;

9.2.2                        Acquire by merging or consolidating with, or by purchasing any equity securities or assets of, or by any other manner, any business or any entity;

9.2.3                        Sell, transfer, lease, license or otherwise encumber any of the Purchased Assets or enter into any agreement, contract, memorandum or understanding regarding such a sale, transfer, lease or license, in each case other than in the ordinary course of business;

9.2.4                        Enter into any Material contracts or commitments with another Person, other than such contracts approved in advance by Purchaser or that can be canceled on less than 30 days written notice, provided that such approval will not be unreasonably withheld or delayed; provided further, that Seller may enter into new client engagements subject to compliance with Purchaser’s conflict check procedure;

9.2.5                        Violate any material legal requirement applicable to Seller or the Business;

9.2.6                        Purchase, license or otherwise acquire any assets, except in the ordinary course of business;

9.2.7                        Change its credit practices, accounting methods or practices or standards used to maintain its books, accounts or business records;

9.2.8                        Incur or become subject to any liability, contingent or otherwise, except current liabilities in the ordinary course of business;

9.2.9                        Enter into an agreement, contract, memorandum or understanding for the sale of all or any part of the membership interests of Seller without the prior written consent of Purchaser, which consent may be granted or withheld by Purchaser in its sole discretion;

9.2.10                    Fail to use commercially reasonable efforts to maintain the Purchased Assets in their existing order and condition, reasonable wear and tear excepted; or

9.2.11                    Agree, in writing or otherwise, to take any of the actions proscribed by this Section 9.2, or any action that would make any of its representations or warranties contained in this Agreement untrue or incorrect in any Material respect or prevent it from performing or cause it not to perform its covenants hereunder.

9.3                               Certain Notifications by Parties.  From the date of this Agreement until the Closing, each of Seller and Purchaser will promptly notify the other in writing if it has Knowledge of any:

9.3.1                        Fact, circumstance, event, or action by it (i) which, if known on the date of this Agreement, would have been required to be disclosed in or pursuant to this Agreement; or (ii) the existence, occurrence, or taking of which would result in any of the representations and warranties made by it contained in this Agreement or in any agreement entered into in connection herewith not being true and correct in any material respect at the time made or at Closing; or

9.3.2                        Material breach of any of its covenants or obligations hereunder.

9.4                               Risk of Loss.  The risk of any loss, damage or impairment, confiscation or condemnation of the Purchased Assets or any part thereof from fire or any other casualty or cause will be borne by Seller at all times prior to the Closing Date.

9.5                               Updating the Seller Parties Disclosure Schedules.  If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 7 would require a change to the disclosure schedules referenced therein if such disclosure schedules were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance (provided, for the avoidance of doubt, that representations, warranties, or covenants made as of a specified date shall continue to be understood as being made as of that date), then the Seller Parties will promptly deliver to Purchaser an update to the applicable disclosure schedule specifying such change.  Such update will be deemed to amend the applicable disclosure schedule for all purposes hereunder, provided, however, that no such update will be deemed to supplement or amend the applicable disclosure schedule for the purpose of determining whether any of the conditions set forth in Section 11 have been satisfied.  For the avoidance of doubt, if Purchaser elects to proceed with the Closing following any update delivered prior to the Closing pursuant to this Section, any such update shall be deemed to be a part of the original schedule for all purposes hereunder.

9.6                               Access to Information.  From the date of this Agreement until the Closing, Seller will (a) permit Purchaser and its representatives to have reasonable access during regular business hours to all premises, properties, personnel, books, records, Contracts, and Documents of or pertaining to the Business; (b) furnish Purchaser with all financial, operating and other data and information related to the Business (including copies thereof), as Purchaser may reasonably request; and (c) otherwise cooperate and assist, to the extent reasonably requested by Purchaser, with Purchaser’s investigation of the Business, the Purchased Assets and the Assumed Liabilities; provided that no such access or request materially interferes with the normal operation of the Business.  No information or knowledge obtained in any investigation pursuant to this Section 9.6 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated hereunder.

10.                               Affirmative Covenants.

10.1                        Confidentiality.  After the Closing, each of the parties to this Agreement agrees that it will treat in confidence this Agreement and all documents, materials and other information that it may have obtained regarding the other parties during the course of the negotiations leading to the preparation of this Agreement and other related documents.  If a party (the “Recipient”) is requested or required (by deposition questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose the confidential information of another party (the “Protected Party”), the Recipient must provide the Protected Party with prompt notice of such request(s), except under the Patriot Act, so the Protected Party may seek an appropriate protective order or other appropriate remedy and/or waive compliance with the confidentiality provisions of this Agreement.  (The preceding sentence will not apply to public disclosures by a Recipient that the Recipient believes in good faith to be required by federal securities laws or any listing or trading agreement concerning the Recipient’s publicly-traded securities, after reasonable advance notice to the Protected Party.)  In the event that such protective order or other remedy is not obtained, or the Protected Party grants a waiver hereunder, the Recipient may furnish that portion (and only that portion) of the confidential information that it is legally compelled or explicitly permitted to disclose and must exercise its reasonable efforts to obtain reliable assurance that confidential treatment will be accorded any confidential information so furnished.  Notwithstanding any provision of this Agreement or the Term Sheet dated December 8, 2006 to the contrary, the obligation of each party to treat such documents, materials and other information in confidence will not apply to any information (i) if Parent or Purchaser is the Recipient, that relates directly to the Purchased Assets or the Assumed Liabilities, (ii) that is or becomes available to such party from a source other than the Protected Party, unless the source is bound by a confidentiality agreement with respect to the information, (iii) that is or becomes available to the public other than as a result of improper disclosure by such party or its agents, or (iv) the disclosure of which such party reasonably deems to be necessary in order to obtain any of the consents or approvals contemplated hereby, provided such party obtains the prior written consent of the Protected Party.

10.2                        Public Announcements.  The parties agree that any press release to be issued in connection with the execution of this Agreement or the announcement of the consummation of the transactions contemplated hereunder, will be mutually agreed upon by Purchaser and Seller prior to the issuance thereof.

10.3                        Taxes.

10.3.1                  The Seller Parties will be solely liable for and will pay all Taxes (whether assessed or unassessed) applicable to the Business and the Purchased Assets, in each case attributable to any period (or portions thereof) ending prior to the Closing Date, including, without limitation, all income or franchise Taxes arising in connection with the consummation of the transactions contemplated by this Agreement.  If Seller intends to dissolve or be wound up, the Seller Parties will promptly file any final Tax returns in connection with such dissolution or winding up.  Purchaser will be liable for and will pay all Taxes (whether assessed or unassessed) applicable to the Business and the Purchased Assets, in each case attributable to periods (or portions thereof) beginning on or after the Closing Date.  For purposes of this Section 10.3, any period beginning before and ending after the Closing Date will be treated as two partial periods, one ending immediately prior to the Closing Date and the other beginning on the Closing Date except that Taxes (such as property Taxes) imposed on a periodic basis will be allocated on a daily basis.

10.3.2                  Notwithstanding Section 10.3.1, any sales Tax, use Tax, Transfer Tax or similar Tax attributable to the sale or transfer of the Purchased Assets will be equally divided between Seller and Purchaser.  Seller and Purchaser agree to timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce) or make a report with respect to such Taxes.

10.3.3                  The Seller (on behalf of any Seller Party) or Purchaser, as the case may be, will provide reimbursement for any Tax paid by one party all or a portion of which is the responsibility of another party in accordance with the terms of this Section 10.3.

Within a reasonable time prior to the payment of any said Tax, the party paying such Tax will give notice to the other parties of the Tax payable and the portion which is the liability of each party, but failure to give that notice does not relieve any party from its liability under this Section 10.3.

10.4                        Further Assurances.

10.4.1                  From and after the Closing Date, the Seller Parties will take all such steps as may be necessary to put Purchaser in actual possession and operating control of the Purchased Assets, and the Seller Parties agree that at any time or from time to time (without further cost or expense to Purchaser) after the Closing Date, upon the reasonable request of Purchaser, the Seller Parties will execute, acknowledge and deliver such other instruments of conveyance and transfer and take such other action as may be reasonably required to vest in Purchaser good title to any of the Purchased Assets.

10.4.2                  To the extent Seller receives any funds or other assets that are part of the Purchased Assets (the “Purchaser Funds”) after the Closing Date, Seller will, as soon as practical, deliver such Purchaser Funds to Purchaser and will take all steps necessary to vest title to such funds and assets in Purchaser.  Seller hereby designates Purchaser as its true and lawful attorney-in-fact, with full power of substitution, to execute or endorse for the benefit of Purchaser any checks, notes or other documents received by Seller in connection with the Purchaser Funds.  Seller hereby acknowledges and agrees that the power of attorney set forth in the preceding sentence is coupled with an interest, and further agrees to execute and deliver to Purchaser from time to time any documents or instruments reasonably requested by Purchaser to evidence such power of attorney.

10.4.3                  To the extent Purchaser receives any funds or other assets that are Excluded Assets (the “Seller Funds”) after the Closing Date, Purchaser will, as soon as practical, deliver such Seller Funds to Seller and will take all steps necessary to vest title to such funds and assets in Seller.  Purchaser hereby designates Seller as its true and lawful attorney-in-fact, with full power of substitution, to execute or endorse for the benefit of Seller any checks, notes or other documents received by Purchaser in connection with Seller Funds.  Purchaser hereby acknowledges and agrees that the power of attorney set forth in the preceding sentence is coupled with an interest, and further agrees to execute and deliver to Seller from time to time any documents or instruments reasonably requested by Purchaser to evidence such power of attorney.

10.4.4                  Within ten (10) days after the Closing Date, Seller will take all actions and make all filings necessary to change its name to a name that does not include the name “Secura.”  After the Closing, Purchaser will maintain Seller’s brand identity, including the use of the names “Secura” and “Secura Group” for so long as Purchaser believes in its sole discretion that it is commercially productive to do so; however, as of the Closing Date, Seller’s brand will be associated with Purchaser’s brand in such manner as Purchaser deems reasonably appropriate.  Purchaser may at its sole option register “Secura” and/or “Secura Group” as a fictitious business name and/or as a division of Purchaser to maintain Seller’s brand.

10.4.5                  At any time or from time to time after the Closing, each party hereunder will, at the request of the other, execute and deliver any further instruments or documents and take all such further action as any party may reasonably request in order to carry out the transactions contemplated hereby.

10.5                        Retained Information.  For a period of seven (7) years following the Closing, to the extent not prohibited by law or restricted by applicable ethical rules, Purchaser will make available to the Seller Parties any business records related to the operations of Seller prior to the Closing that are transferred to Purchaser at the Closing (the “Transferred Business Records”) for inspection and copying to the extent the Seller Parties require access to such records in response to tax audits or for any other reasonable business purpose. Subject to such seven (7) year limit, Purchaser agrees to maintain or make available the Transferred Business Records, or copies thereof, in the Vienna, Virginia facility currently occupied by Seller for as long as Purchaser continues to operate that facility, and in the nearest alternative facility of Purchaser if Purchaser ceases to operate that facility. The Seller Parties’ access to the Transferred Business Records is subject to the confidentiality obligations of Seller under Section 10.1 of this Agreement.  After the Closing, Seller, to the extent not prohibited by law or restricted by applicable ethical rules, will make available to Purchaser any business records related to the operations of Seller prior to the Closing that are not transferred to Purchaser at the Closing (the “Retained Business Records”) for inspection and copying to the extent Purchaser requires access to such records for any reasonable business purpose.  Purchaser’s access to the Retained Business Records is subject to the confidentiality obligations under Section 10.1 of this Agreement.  Notwithstanding the foregoing, Purchaser waives any and all rights, including the right to inspect and copy, with respect to all of the books, files, documents and records of attorneys or accountants relating to their respective representations of any Seller Party in connection with the negotiation, execution and delivery of this Agreement.

10.6                        Updated Financial Statements; Reimbursable Expenses.

10.6.1                  Within sixty (60) days after the Closing, Seller will prepare and deliver to the Purchaser balance sheets and statements of income of Seller, prepared by Seller consistent with prior practices, for the period beginning the day after the Interim Financial Statement Date and ending the day immediately preceding the Closing Date.  Seller will also provide to Purchaser updated Accounts Receivable pursuant to Section 3.5 and Revised Client Prepayment Balances pursuant to Section 3.6.

10.6.2                  Prior to the Closing Date, Seller will have paid certain expenses¸ some or all of the benefits of which will accrue to Purchaser after the Closing.

Accordingly, within thirty (30) days after the Closing, Mancusi and J. Geoffrey Colton (“Colton”) (or their respective designees), will meet on behalf of Seller and Purchaser, respectively, to reconcile such expenses and to determine a fair and equitable allocation of such expenses between Seller and Purchaser.  Mancusi will deliver documentation of all such expenses to Colton at or before such meeting.  To the extent applicable, Purchaser will reimburse Seller for expenses paid by Seller that have accrued to the benefit of Purchaser within fifteen (15) days after such meeting.  To the extent Seller subsequently incurs any additional expenses, the benefits of which will accrue or have accrued to Purchaser, Purchaser and Seller will agree on a fair and equitable allocation of such expenses, and Purchaser will reimburse Seller for expenses paid by Seller that have accrued to the benefit of Purchaser.

10.7                        Distribution of Payments.  Notwithstanding anything in this Agreement to the contrary, Seller will ensure that the distribution of any proceeds under this Agreement, whether with respect to the Closing Payment or the Additional Payment (if any), is made solely in proportion to each Member’s respective Member Percentage Interest.  Seller will immediately reverse any distribution of proceeds that is made contrary to the provisions of this Section 10.7.

10.8                        Support for Ongoing Seller Activities.  Purchaser agrees to hire Maguire on a half-time basis for a period of eighteen (18) months following the Closing Date, with compensation (taking into account Maguire’s part-time status) and benefits (which shall not be reduced as a result of Maguire’s part-time status) that are at least comparable to those enjoyed by Maguire in her position with Seller immediately prior to the Closing.  Purchaser agrees to provide Maguire with reasonable and customary office space and support as part of the Business.  Purchaser and Seller agree that Maguire will be available to the Seller Parties as needed to assist with the winding up of Seller’s affairs and will be available to Purchaser to assist with Purchaser’s operation of the Business.

11.                               Conditions Precedent To Obligations Of Purchaser And Parent.

The obligations of Purchaser and Parent under this Agreement are subject to the fulfillment of all of the following conditions precedent on or before the Closing Date, each of which may be waived in writing at the sole discretion of Purchaser.  Seller must execute and deliver a certificate in substantially the form attached to this Agreement as Exhibit J certifying the satisfaction of all of the conditions precedent set forth in this Section 11 and not waived.  If any of the conditions precedent to the obligations of Purchaser and Parent are not satisfied or waived on the Closing Date, Purchaser will have the right to elect not to proceed with the Closing, in which case the parties will have no further rights or obligations under this Agreement, the Director Agreements or otherwise.

11.1                        Closing Deliverables.  The Seller Parties will have made all the deliveries required under Section 6.2 of this Agreement.

11.2                        Continued Truth of Representations and Warranties; No Breach.  The representations and warranties made by Seller in this Agreement will be true and correct in all material respects on and as of the Closing Date, and the Seller Parties will have performed and complied in all material respects with all terms, conditions, obligations, agreements and restrictions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

11.3                        Absence of Litigation.  No action or proceeding will have been instituted or threatened orally or in writing by any Governmental Body prior to the Closing Date for the stated purpose of enjoining or preventing the consummation of this Agreement or the transactions contemplated hereby or to recover damages by reason thereof.  No action or proceeding will have been instituted or threatened in writing by any private Person prior to the Closing Date before a Governmental Body for the stated purpose of enjoining or preventing the consummation of this Agreement and the transactions contemplated hereby.

11.4                        No Material Adverse Change.  There will have been no Material Adverse Change with respect to Seller from the Interim Financial Statement Date through and including the Closing Date.

11.5                        Errors and Omissions Insurance.  Seller will have obtained an extension of its existing errors and omissions insurance coverage for the twelve (12) months immediately following the Closing Date (the “Errors and Omissions Tail Policy”).

12.                               Conditions Precedent To Obligations Of Seller Parties.

The obligations of the Seller Parties under this Agreement are subject to the fulfillment of all of the following conditions precedent on or before the Closing Date, each of which may be waived in writing at the sole discretion of Seller.  Purchaser and Parent must execute and deliver a certificate in substantially the form attached to this Agreement as Exhibit K and Exhibit L, respectively, certifying the satisfaction of all of the conditions precedent set forth in this Section 12 and not waived.  If any of the conditions precedent to the obligations of the Seller Parties are not satisfied or waived on the Closing Date, the Seller Parties will have the right to elect not to proceed with the Closing, in which case the parties will have no further rights or obligations under this Agreement, the Director Agreements or otherwise.

12.1                        Closing Deliverables.  Purchaser and Parent will have made all the deliveries required under Section 6.3 of this Agreement.

12.2                        Continued Truth of Representations and Warranties; No Breach.  The representations and warranties made by Purchaser and Parent in this Agreement will be true in all material respects on and as of the Closing Date, and Purchaser and Parent

will have performed and complied in all material respects with all terms, conditions, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

12.3                        Absence of Litigation.  No action or proceeding will have been instituted or threatened orally or in writing by any Governmental Body prior to the Closing Date for the stated purpose of enjoining or preventing the consummation of this Agreement or the transactions contemplated hereby or to recover damages by reason thereof.  No action or proceeding will have been instituted or threatened in writing by any private Person prior to the Closing Date before Governmental Body for the stated purpose of enjoining or preventing the consummation of this Agreement and the transactions contemplated hereby.

12.4                        Director Agreements.  Each Secura Director will have delivered his or her duly executed Director Agreement to Purchaser.

12.5                        No Material Adverse Change.  There will have been no Material Adverse Change with respect to Purchaser from the date of its most recently filed Form 10-Q through and including the Closing Date.

13.                               Survival Of Representations And Warranties.

The representations and warranties of the parties contained in this Agreement, and all claims and causes of action related thereto, will survive the consummation of the transactions contemplated hereby until the second (2nd) anniversary of the Closing Date.  Notwithstanding the foregoing sentence, the survival of representations and warranties will continue until the fourth (4th) anniversary of the Closing Date with respect to any breach of a representation or warranty as a result of Fraud.

14.                               Indemnification.

14.1                        Indemnification By Seller.

14.1.1                  Subject to the limitations set forth in Section 14.3, Seller agrees to indemnify, defend and hold harmless each of Purchaser, Parent and any of their respective members, shareholders, officers, directors, employees, agents, affiliates, successors or assigns (each, a “Purchaser Indemnitee”) from any loss, damage or expense (including reasonable attorneys’ fees but excluding any consequential, punitive, multiplied, exemplary or other special damages) (collectively, “Losses”) that a Purchaser Indemnitee may incur, suffer or become liable for as a result of or in connection with (a) the breach of any representation or warranty of Seller contained in this Agreement, including any Exhibit or Schedule to this Agreement, occurring or developing during the period of survival set forth in Section 13; (b) the breach of any covenant of Seller  contained in this Agreement or the other Transaction Documents; (c) any breach of any covenant made by any Seller Party contained in Section 10.2, Section 10.3 or Section 10.4; or (d) any assertion against a Purchaser Indemnitee of any claim or liability constituting an Excluded Liability, including, without limitation, the assertion against a Purchaser Indemnitee by any Person of any obligation or liability relating to the Purchased Assets, the conduct of the Business by Seller, or the conduct of any Seller Party prior to the Closing Date, including, without limitation, Tax claims or liabilities.  Purchaser, acting on behalf of a Purchaser Indemnitee, will give Seller prompt written notice of any claim, suit or demand that Purchaser believes will give rise to indemnification by Seller under this section stating in reasonable detail the nature and basis of such claim, suit or demand, provided, however, that, the failure to give such notice will not affect the obligations of Seller hereunder, except to the extent it is prejudiced by such failure.

14.1.2                  Except as hereinafter provided and except where a conflict of interest between Seller and the Purchaser Indemnitee suggests separate counsel is appropriate, Seller will have the right to defend and to direct the defense against any such claim, suit or demand, in its name or in the name of the Purchaser Indemnitee at Seller’s expense and with outside counsel of Seller’s own choosing.  Each Purchaser Indemnitee will, at Seller’s expense, cooperate reasonably in the defense of any such claim, suit or demand.  If Seller, within a reasonable time after notice of a claim, fails to defend a Purchaser Indemnitee, the Purchaser Indemnitee will be entitled to undertake the defense, compromise or settlement of such claim at the expense of and for the account and risk of Seller subject to Seller’s right to assume the defense of such claim at any time prior to the settlement, compromise or final determination thereof if the only issues remaining therein involve liability for, or the amount of, money damages to be assessed against the Purchaser Indemnitee, but Seller may not, without the Purchaser Indemnitee’s written consent, which consent will not be unreasonably withheld or delayed, settle or compromise any claim or consent to any entry of judgment that does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Purchaser Indemnitee a release from all liability in respect of such claim.

14.2                        Indemnification by Purchaser and Parent.

14.2.1                  Subject to the limitations set forth in Section 14.3, Purchaser and Parent, jointly and severally, agree to indemnify, defend and hold harmless the Seller Parties, and each of their respective employees, agents, affiliates, successors or assigns (each, a “Seller Indemnitee”) from any Losses that a Seller Indemnitee may incur, suffer or become liable for as a result of or in connection with (a) the breach of any representation or warranty of Purchaser or Parent contained in this Agreement, including any Exhibit or Schedule to this Agreement, occurring or developing during the period of survival set forth in Section 13; (b) the breach of any agreement of Purchaser or Parent contained in this Agreement or the other Transaction Documents; or (c) any assertion against a Seller Indemnitee of any claim or liability constituting an Assumed Liability or relating to the Purchased Assets or the conduct of the Business by Purchaser or Parent on

A mark of *** on this page indicates that confidential material has been omitted.  This Exhibit, including the omitted portions, has been filed separately with the Secretary of the Securities and Exchange Commission pursuant to an application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

or after the Closing Date, including, without limitation, Tax claims or liabilities to the extent provided hereunder.  The Seller Representative, on behalf of each Seller Indemnitee, will give Purchaser prompt written notice of any claim, suit or demand that a Seller Indemnitee believes will give rise to indemnification by Purchaser or Parent under this paragraph stating in reasonable detail the nature and basis of such claim, suit or demand; provided, however, that, the failure to give such notice will not affect the obligations of Purchaser and Parent hereunder, except to the extent it is prejudiced by such failure.

14.2.2                  Except as hereinafter provided and except where a conflict of interest between a Seller Indemnitee and Purchaser and Parent suggests separate counsel is appropriate, Purchaser (or Parent, as the case may be) will have the right to defend and to direct the defense against any such claim, suit or demand, in its name or in the name the Seller Indemnitee at Purchaser’s (or Parent’s, as the case may be,) expense and with outside counsel of Purchaser’s (or Parent’s) own choosing.  Each Seller Indemnitee will, at Purchaser’s (or Parent’s) expense, cooperate reasonably in the defense of any such claim, suit or demand.  If Purchaser (or Parent), within reasonable time after notice of a claim, fails to defend a Seller Indemnitee, such Seller Indemnitee will be entitled to undertake the defense, compromise or settlement of such claim at the expense of and for the account and risk of Purchaser (or Parent, as the case may be) subject to the right of Purchaser (or Parent) to assume the defense of such claim at any time prior to the settlement, compromise or final determination thereof if the only issues remaining therein involve liability for, or the amount of, money damages to be assessed against such Seller Indemnitee, but Purchaser (and Parent) may not, without the Seller Indemnitee’s written consent, which consent will not be unreasonably withheld or delayed, settle or compromise any claim or consent to any entry of judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Seller Indemnitee a release from all liability in respect of such claim.

14.3                        Limitations.  The indemnification provided for in Section 14.1 and 14.2 will be subject to the following limitations:

14.3.1                  No Seller Party will have any obligation to indemnify any Purchaser Indemnitee from and against any Losses resulting from, arising out of, relating to, in the nature of, or caused by the breach of any representation, warranty or covenant of that Seller Party contained in this Agreement until the Purchaser Indemnitees have suffered Losses by reason of all breaches by Seller Parties in excess of an aggregate deductible of *** (the “Basket”), whereupon the Purchaser Indemnitees will be entitled to indemnification thereunder for all such Losses (back to the first dollar of the Basket).

14.3.2                  Neither Purchaser nor Parent will have any obligation to indemnify any Seller Indemnitee from and against any Losses resulting from, arising out of, relating to, in the nature of, or caused by the breach of any representation or warranty of the Purchaser or Parent contained in this Agreement until the Seller Indemnitees have

A mark of *** on this page indicates that confidential material has been omitted.  This Exhibit, including the omitted portions, has been filed separately with the Secretary of the Securities and Exchange Commission pursuant to an application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

suffered Losses by reason of all such breaches in excess of the Basket, whereupon the Seller Indemnitees will be entitled to indemnification thereunder for all such Losses (back to the first dollar of the Basket).

14.3.3                  The parties acknowledge and agree that the foregoing indemnification provisions in this Section 14 will be the sole and exclusive remedies of the Purchaser Indemnitees and the Seller Indemnitees, and each party’s indemnification obligations under this Agreement will be limited to an amount equal to ***.  ***

14.4                        Insurance and Tax Effect.

14.4.1                  The amount of any Loss for which indemnification is provided under Sections 14.1 or 14.2 will be net of any amounts (net of the costs of recovery of such amounts) recoverable by the indemnified party under insurance policies, indemnification agreements or similar arrangements with respect to such Loss (collectively, a “Net Loss”).

14.4.2                  Any payments made pursuant to the provisions of this Section 14 will be treated as an adjustment to the total consideration payable to Seller under this Agreement.  The amount of any Loss will be reduced to take account of any net Tax benefit (if any) reasonably expected to be realized by the indemnified party arising from the incurrence or payment of any such Net Loss.

15.                               ***

16.                               Expenses.

Except as may otherwise be expressly provided in this Agreement, each party to this Agreement will pay his, her or its own expenses in connection with this Agreement and the transactions contemplated hereby, including taxes, recording fees and attorneys’ or accountants’ fees.

17.                               Notices.

Any notices or other communications required or permitted hereunder will be effective upon receipt and will be sufficiently given if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or transmitted by telecopy with confirmation copy sent by first class mail, postage prepaid, addressed as follows or to such other address of which the parties may have given notice in accordance with this Section:

In the case of Purchaser or Parent, to:

LECG, LLC
2000 Powell Street, Suite 600

A mark of *** on this page indicates that confidential material has been omitted.  This Exhibit, including the omitted portions, has been filed separately with the Secretary of the Securities and Exchange Commission pursuant to an application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

Emeryville, California  94608
Attention:  Chief Financial Officer
Fax:  (510) 653-9898

with copies of notices to Purchaser or Parent to:

General Counsel
LECG, LLC
2049 Century Park East, Suite 2300
Los Angeles, CA 90067
Fax:  310-556-0766

and

Christopher B. Conner, Esq.
Folger Levin & Kahn, LLP
275 Battery Street, 23rd Floor
San Francisco, California 94111

Fax:  (415) 986-2827

In the case of a Seller Party, to:

William M. Isaac
***

and

Michael A. Mancusi
***

with a copy to:

John C. Murphy, Esq.
Paul D. Marquardt, Esq.
Cleary Gottlieb Steen & Hamilton LLP
2000 Pennsylvania Ave. NW
Washington, DC  20006
Fax:  (202) 974-1999

18.                               Successors.

This Agreement will be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns, except that no party may assign its rights or obligations hereunder (directly or indirectly or as a matter of law) without the prior written consent of all of the other parties.  Notwithstanding the foregoing, Seller may assign its rights to payment, if any, under this Agreement to any Member in proportion to such Member’s Member Percentage Interest, and a Member may assign his or her rights to payment, if any, under this Agreement to (a) any of his or her spouse or biological or adoptive lineal ancestors or descendants, (b) trusts for the benefit of the Member and/or one or more of such spouse, ancestors or descendants, or (c) the Member’s executor, administrator, trustee or personal representative to whom such rights and obligations are transferred at death.

19.                               Article And Section Headings.

The Article and Section headings used in this Agreement are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

20.                               Governing Law; Consent To Service.

This Agreement will be governed by and construed in accordance with the laws of the State of California applicable to agreements made and to be performed therein (without giving effect to the conflict of law provisions of such jurisdiction).  The parties agree that service of process of notice in any such action, suit or proceeding will be effective if in writing and sent by certified or registered mail, return receipt requested, postage prepaid, as provided in Section 17.

21.                               Dispute Resolution.

In the event of any dispute or disagreement arising out of or relating to this Agreement (a “Dispute”), the parties will attempt to resolve such Dispute by good faith negotiation prior to resorting to mediation or litigation.  In the event such Dispute is not resolved by means of such good faith negotiation, any party (the “Proposing Party”) may require the Dispute to be referred to the non-binding mediation of a single mediator (the “Mediator”) to be appointed jointly by the parties.  Despite the foregoing sentence, any Dispute regarding the Additional Payment or any calculations in connection therewith will be resolved as set forth in Section 3.3.6 of this Agreement.  The Proposing Party will give written notice to the other parties of the Proposing Party’s intention to refer the Dispute to mediation (the “Mediation Notice”).  Such Mediation Notice will specify in reasonable detail the nature of the issue giving rise thereto and nominate a single mediator to co-appoint, along with the other party’s selection of mediator, the Mediator.  Within ten (10) days after the delivery of the Mediation Notice, the other party to the Dispute will nominate in writing to the Proposing Party a second mediator.  The two mediators so chosen will, within ten (10) days after the second mediator’s selection, jointly appoint a single mediator to serve as the Mediator.  The Mediator will conduct the mediation in accordance with the guidelines set by the parties to the Dispute.  In the event such guidelines cannot be agreed upon, the mediation will be governed by the Rules of

Practice and Procedure of Judicial Arbitration & Mediation Services, Inc. (JAMS), or its successor entity.  The costs of engaging the Mediator will be borne equally by the Proposing Party and the other party to the Dispute and each party will bear its own costs of preparing the materials for and making presentations to the Mediator.  The mediation will be held in Chicago, Illinois, or such other city as may be agreed by the parties.

22.                               Attorneys’ Fees.

In any action undertaken to enforce the terms of this Agreement, including arbitration proceedings (but excluding mediation proceedings conducted pursuant to Section 21), each party will bear its own attorneys’ fees and expenses, including the costs of enforcing an arbitral award or a judgment.

23.                               Entire Agreement.

This Agreement and the other Transaction Documents, including all schedules and exhibits to this Agreement and thereto represent the entire understanding and agreement between the parties to this Agreement with respect to the subject matter of this Agreement and thereof and supersede all prior negotiations between the parties including, without limitation, that certain Term Sheet dated December 8, 2006, and cannot be amended, supplemented or changed orally, but may only be so modified by an agreement in writing that (a) makes specific reference to this Agreement or the applicable Transaction Document delivered pursuant to this Agreement and (b) is signed by the party against whom enforcement of any such amendment, supplement or modification is sought.

24.                               Survival.

The respective rights and obligations of the parties set forth in Sections 3, 4, 5, 10, and 13 through 27 of this Agreement will survive the Closing.

25.                               Severability.  If any term or provision of this Agreement is determined to be illegal, unenforceable, or invalid in whole or in part for any reason, such illegal, unenforceable, or invalid provisions or part thereof will be stricken from this Agreement, and such provision will not affect the legality, enforceability, or validity of the remainder of this Agreement.  If any provision or part thereof of this Agreement is stricken in accordance with the provisions of this section, then the stricken provision will be replaced, to the extent possible, with a legal, enforceable, and valid provision that is as similar in tenor to the stricken provision as is legally possible.

26.                               Parent Guaranty.

Parent absolutely and unconditionally guaranties the performance of all of Purchaser’s obligations under this Agreement and the other Transaction Documents, and will be responsible, jointly and severally, for any breach by Purchaser of any of the Transaction Documents.

27.                               Counterparts.

This Agreement may be signed in two or more counterparts, each signed by one or more of the parties to this Agreement so long as each party will sign at least one counterpart of this Agreement, all of which taken together will constitute one and the same instrument.  Signatures delivered by facsimile or electronic file format will be treated in all respects as originals.

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IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

PURCHASER:			SELLER PARTIES:

LECG, LLC, a California limited liability company			The Secura Group, L.L.C., a Delaware limited liability company

By:	LECG Corporation,		By:	/s/ Michael A. Mancusi
a Delaware corporation
Its:	Sole Manager		Its:	Managing Director & CEO

	By:	/s/ David J. Teece

	Its:	Chairman
The following individuals, solely for purposes of Sections 1, 3.4, 4, 10.1 through 10.4, 14.2, 14.3, 14.4.1, and 15 through 27, and for no other purposes:

PARENT:
			By:	/s/ Jeffrey M. Curry
Jeffrey M. Curry
LECG Corporation, a Delaware corporation

			By:	/s/ William M. Isaac
	By:	/s/ David J. Teece		William M. Isaac

	Its:	Chairman

			By:	/s/ Daniel T. Krabill
Daniel T. Krabill

			By:	/s/ Wendi Lonnquist
Wendi Lonnquist

			By:	/s/ Margaret L. Maguire
Margaret L. Maguire

[Signature page to Asset Purchase Agreement]

By:	/s/ John H. Maher
John H. Maher

By:	/s/ Michael A. Mancusi
Michael A. Mancusi

By:	/s/ Walter J. Mix, III
Walter J. Mix, III

By:	/s/ Mary T. Somerville
Mary T. Somerville

By:	/s/ Leeto J. Tlou
Leeto J. Tlou

i

A mark of *** on this page indicates that confidential material has been omitted.  This Exhibit, including the omitted portions, has been filed separately with the Secretary of the Securities and Exchange Commission pursuant to an application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

LIST OF EXHIBITS(1)

Exhibit A-1	Form of Director Agreement (Jeffrey M. Curry)
Exhibit A-2	Form of Director Agreement (William M. Isaac)
Exhibit A-3	Form of Director Agreement (Daniel T. Krabill)
Exhibit A-4	Form of Director Agreement (Wendi Lonnquist)
Exhibit A-5	Form of Director Agreement (John H. Maher)
Exhibit A-6	Form of Director Agreement (Michael A. Mancusi)
Exhibit A-7	Form of Director Agreement (Walter J. Mix, III)
Exhibit A-8	Form of Director Agreement (Mary T. Somerville)
Exhibit A-9	Form of Director Agreement (Leeto J. Tlou)
Exhibit B	Purchaser’s Corporate Code of Conduct
Exhibit C	Proforma Calculations
Exhibit D	Form of Assignment and Assumption Agreement
Exhibit E	Form of Bill of Sale
Exhibit F-1	Form of Opinion of Counsel to Seller
Exhibit F-2	Form of Opinion of Counsel With Respect to Seller
Exhibit G	Form of Opinion of Counsel to Purchaser
Exhibit H-1	Form of Assignment of Lease—Vienna, VA
Exhibit H-2	Form of Assignment of Lease—Los Angeles, CA
Exhibit I	Financial Statements
Exhibit J	Form of Seller Closing Certificate
Exhibit K	Form of Purchaser Closing Certificate
Exhibit L	Form of Parent Closing Certificate
Exhibit M	Form of Escrow Agreement

LIST OF SCHEDULES(2)

Allocation Schedule
Schedule 2.1.1	Fixed Assets
Schedule 2.1.5	Deposits and Prepayments
Schedule 2.1.6	Cash
Schedule 3.1	Member Percentage Interests
Schedule 3.4	Accounts Receivable
Schedule 5.1	Workers’ Compensation

(1) Pursuant to Item 601(b)(2) of Subpart § 229.601 of Regulation S-K, the Exhibits to this Asset Purchase Agreement briefly described in this Table of Contents have been omitted from Exhibit 10.77 furnished in connection with LECG Corporation’s electronic filing of Form 10-Q on May 10, 2007.  LECG Corporation agrees to furnish a copy of any omitted Exhibit to the Securities and Exchange Commission upon request.

(2) Pursuant to Item 601(b)(2) of Subpart § 229.601 of Regulation S-K, the Schedules to this Asset Purchase Agreement briefly described in this Table of Contents have been omitted from Exhibit 10.77 furnished in connection with LECG Corporation’s electronic filing of Form 10-Q on May 10, 2007.  LECG Corporation agrees to furnish a copy of any omitted Schedule to the Securities and Exchange Commission upon request.

v

Schedule 7.1	Jurisdictions In Which Seller Is Qualified To Conduct Business
Schedule 7.6	Absence of Certain Changes
Schedule 7.7	Permitted Liens
Schedule 7.9	Contracts
Schedule 7.10	Litigation
Schedule 7.11	Intellectual Property
Schedule 7.11.2	Third Person Licenses
Schedule 7.13	Employee Benefit Plans
Schedule 7.14	Taxes
Schedule 7.15	Insurance Policies
Schedule 7.18	Business Relations
Schedule 7.19	Fixed Fee Contracts
Schedule 7.20	Employees